Exhibit 10.14

LOAN AGREEMENT

dated as of November 3, 2017

between

PMI GREENSBORO, LLC and MDR GREENSBORO, LLC,

as Borrower

and

BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P.,

as Lender

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November 1, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an address at 9 West 57th Street, Suite 4920, New York, New York 10019 (together with its successors and/or assigns, “Lender”) and PMI GREENSBORO, LLC, a Delaware limited liability company, having its principal place of business at 406 Page Road, Nashville, Tennessee 37205 (“TIC Borrower 1”), and MDR GREENSBORO, LLC, a Delaware limited liability company, having its principal place of business at 11 S. 12th Street, Suite 401, Richmond, Virginia 23219 (“TIC Borrower 2”, and, collectively with TIC Borrower 1, together with their respective successors and assigns, hereinafter, individually or collectively as the context may imply, “Borrower”), jointly and severally as tenants-in-common.

RECITALS:

WHEREAS, Borrower desires to obtain the Loan (defined below) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of the Loan Documents (defined below).

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1      Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Clearing Account, the Casualty and Condemnation Account, the Reserve Accounts and any other account established by this Agreement or the other Loan Documents.

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“Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Period, the quotient of (i) LIBOR applicable to such Interest Period, divided by (ii) one (1) minus the Reserve Percentage:

Adjusted LIBOR Rate	=	LIBOR
(1 – Reserve Percentage)

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty percent (20%) or more of all equity interests in such Person, (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, (iii) is a director or executive officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person.

“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Gross Rents, and Operating Expenses (including, without limitation, FF&E expenditures) for the applicable Fiscal Year.

“Approved Accounting Method” shall mean GAAP, the Uniform System of Accounts, federal tax basis accounting or such other method of accounting, in each case consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Approved Extraordinary Expense” shall mean an operating expense of the Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld or delayed).

“Approved Operating Expense” shall mean an operating expense of the Property set forth on the Approved Annual Budget.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof among Lender, Borrower, and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

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“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Clearing Account pursuant to the Clearing Account Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more of the following: (i) Borrower, TRS Lessee or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower, TRS Lessee or any SPE Component Entity shall make a general assignment for the benefit of its creditors; (iii) any Restricted Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower, TRS Lessee or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower, TRS Lessee or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s, TRS Lessee’s or any SPE Component Entity’s assets; (iv) Borrower, TRS Lessee or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Restricted Party (or Affiliate thereof) consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, TRS Lessee, any SPE Component Entity or any portion of the Property; (vi) Borrower, TRS Lessee or any SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vii) any Restricted Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; (viii) any Restricted Party (or Affiliate thereof) taking any action in furtherance of, in collusion with respect to or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in items (i) through (vii) above; and (ix) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, Sponsor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.

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“Borrower Party” and “Borrower Parties” shall mean each of Borrower, TRS Lessee, any SPE Component Entity, Sponsor, any Affiliated Manager and Guarantor.

“Breakage Costs” shall have the meaning set forth in Section 2.5(b) hereof.

“Broker” shall have the meaning set forth in Section 15.3 hereof.

“Business Day” shall mean a day on which commercial banks are not authorized or required by applicable law to close in New York, New York.

“Cash Management Account” shall have the meaning set forth in Section 8.1 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, executed by Borrower, Lender and Wells Fargo Bank, N.A., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Period” shall mean a period (i) commencing upon any of (A) the occurrence and continuance of an Event of Default beyond any applicable cure period, (B) the Debt Service Coverage Ratio being less than 1.20 to 1.00; (C) the Debt Yield being less than 8.75%; or (D) the occurrence of a Franchise Sweep Event; and (ii) expiring upon (w) with regard to any Cash Sweep Period commenced in connection with clause (A) above, the cure (if applicable) of such Event of Default, (x) with regard to any Cash Sweep Period commenced in connection with clause (B) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.30 to 1.00 for two (2) consecutive calendar quarters, (y) with regard to any Cash Sweep Period commenced in connection with clause (C) above, the date that the Debt Yield is equal to or greater than 9.25% for two (2) consecutive calendar quarters, and (z) with regard to any Cash Sweep Period commenced in connection with clause (D) above, the expiration of all Franchise Sweep Periods. Notwithstanding the foregoing, a Cash Sweep Period shall not be deemed to expire in the event that a Cash Sweep Period then exists for any other reason.

“Casualty” shall have the meaning set forth in Section 5.2.

“Casualty and Condemnation Account” shall mean an Account into which any Net Proceeds collected after the occurrence of a Casualty or Condemnation, as required pursuant to Article 5 hereof, shall be deposited.

“Casualty Consultant” shall have the meaning set forth in Section 5.4 hereof.

“Clearing Account” shall have the meaning set forth in Section 8.1 hereof.

“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement by and among Borrower, Lender and KeyBank, National Association, dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Co-Lender” shall have the meaning set forth in Section 9.7 hereof.

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“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean any permanent or temporary taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Contract” shall mean any contract or agreement with any architect, engineer, contractor, subcontractor, management agent, leasing agent, sales agent, service and maintenance agent, or any other third party, whether existing as of the Closing Date or thereafter arising, relating to the design, construction, ownership, condition, use, occupancy, possession, management, operation, space leasing, service, maintenance or repair of, or otherwise in respect of, the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (but the same shall not be deemed to include any Lease or the Management Agreement).

“Control” as to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “controlled” or “controlling” shall have a correlative meaning.

“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, which counterparty shall satisfy the Minimum Counterparty Rating and otherwise be acceptable to Lender.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the NRSROs in connection with issuing, monitoring and/or maintaining the Securities.

“Credit Card Direction Notice” shall have the meaning set forth in Section 8.2 hereof.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Minimum Interest Payment, Exit Fee and Breakage Costs, if applicable) due to Lender in respect of the Loan under the Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder.

“Debt Service Account” shall have the meaning set forth in Section 8.1 hereof.

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“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender of (i) the Underwritable Cash Flow to (ii) the aggregate amount of Debt Service which will be due for the twelve (12) month period immediately succeeding the date of calculation; provided, that, the foregoing shall be calculated by Lender assuming that the Loan will be in place for the entirety of said period.

“Debt Yield” shall mean, as of any date of calculation, a ratio conveyed as a percentage in which (i) the numerator is the Underwritable Cash Flow and (ii) the denominator is the then aggregate outstanding principal balance of the Loan.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender shall have failed to respond to the Initial Notice within the aforesaid time frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender shall have failed to respond to the Second Notice within the aforesaid time frame. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, and (ii) five percent (5%) above the Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the first day of such Interest Period.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or NRSROs in connection with any public offering or private placement in connection with a Securitization, including, but not limited to, any preliminary or final offering circular, prospectus, prospectus supplement, free writing prospectus, private placement memorandum or other offering documents, marketing materials or information.

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“Eligible Account” shall have the meaning set forth in the Cash Management Agreement.

“Eligible Institution” shall have the meaning set forth in the Cash Management Agreement.

“Embargoed Person” shall have the meaning set forth in Section 4.26 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equipment Leases” shall have the meaning set forth in Section 3.36 hereof.

“Equity Collateral” shall have the meaning set forth in Section 9.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 8.3 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 7.6 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exculpated Parties” shall have the meaning set forth in Section 12.1 hereof.

“Exit Fee” shall mean an amount equal to one percent (1%) of the face amount of the Note.

“Extended Maturity Date” shall have the meaning set forth in Section 2.11 hereof.

“Extension Fee” shall mean an amount equal to one quarter of one percent (0.25%) of the outstanding principal amount of the Loan on the date the related Extension Period is commenced.

“Extension Option” shall have the meaning set forth in Section 2.11 hereof.

“Extension Period” shall have the meaning set forth in Section 2.11 hereof.

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“FF&E” shall mean furniture, fixtures and equipment at or in or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property and of the type customarily utilized in hotel properties such as the Property.

“FF&E Reserve Account” shall have the meaning set forth in Section 7.3 hereof.

“FF&E Reserve Funds” shall have the meaning set forth in Section 7.3 hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3 hereof.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“FINRA Member” shall mean a Person who is, as of a particular date of determination, a member of FINRA in good standing.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.5(b) hereof.

“Franchise Agreement” shall mean (a) from the Closing Date until November 15, 2017, that certain Franchise Agreement, as amended, dated November 28, 2007 between Borrower, as successor by assignment to Medalist Properties 8, LLC, and Franchisor, (b) from and after November 15, 2017, that certain Franchise Agreement dated November 15, 2017 between Borrower and Franchisor, as the same may be amended from time to time in accordance with the terms hereof (the “New Franchise Agreement”) or (c) if the context requires, any Replacement Franchise Agreement executed in accordance with the terms and provisions hereof.

“Franchise Sweep Event” shall mean the occurrence of any of the following:

(i)       a default by Borrower under the Franchise Agreement beyond all applicable notice and/or cure periods;

(ii)       any expiration, termination, cancellation, surrender or other cessation of existence of the Franchise Agreement, or notification by the Franchisor of its intent to terminate or cancel the Franchise Agreement; or

(iii)       the rejection of the Franchise Agreement in any bankruptcy or insolvency proceeding of Franchisor.

“Franchise Sweep Event Cure” shall mean the occurrence of each of the following, as applicable:

(a)       in the case of any Franchise Sweep Event commenced under clause (i) of the definition thereof, all defaults under the Franchise Agreement have been cured and such cures accepted by the Franchisor, as demonstrated by delivery to Lender of a “good standing” letter (or equivalent) in form and substance acceptable to Lender;

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(b)        in the case of any Franchise Sweep Event commenced under clause (ii) of the definition thereof, the Franchisor (1) revokes any notification of any termination, cancellation or surrender of such Franchise Agreement and (2) delivers to Lender a “good standing” letter (or equivalent evidence that there are no defaults or outstanding amounts owed under such Franchise Agreement, and the same is in full force and effect) in form and substance acceptable to Lender; and

(c)       in the case of any Franchise Sweep Event, Lender receives (1) evidence, in form and substance satisfactory to Lender, that Borrower has entered into a Replacement Franchise Agreement with a Qualified Franchisor, and that an amount of PIP Reserve Funds are on deposit and allocable pursuant to the terms and conditions of this Agreement to cover at least 125% of the anticipated costs of all PIP Work required to be performed in connection therewith, as reasonably determined by Lender (such evidence to include, without limitation, a fully-executed copy of such Replacement Franchise Agreement) and (2) a “comfort letter” (or equivalent agreement) with respect to such Replacement Franchise Agreement, in form and substance acceptable to Lender.

“Franchise Sweep Period” shall mean any period commencing upon the occurrence of a Franchise Sweep Event and expiring upon the occurrence of a Franchise Sweep Event Cure with respect to each outstanding Franchise Sweep Event.

“Franchisor” shall mean Hilton Franchise Holding LLC, a Delaware limited liability company or, if the context requires, a Qualified Franchisor.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Government Lists” shall have the meaning set forth in Section 3.27 hereof.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

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“Gross Rents” shall mean an amount equal to the sum of (i) annual rental income reflected in a current rent roll for all Tenants paying rent and (ii) all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Property from whatever source for the trailing twelve (12) month period, including, without limitation: (a) all income and proceeds received from rental of rooms, commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); and (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this clause (ii) if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); but excluding, (1) Gross Rents and gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) non-recurring or extraordinary income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above) or insurance proceeds (except to the extent provided in clause (c) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) rents from month-to-month tenants or tenants that are included in any bankruptcy proceedings; and (12) any disbursements to Borrower from the Reserve Funds or any other escrow fund established by the Loan Documents or under the Management Agreement. Gross Rents shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof. For purposes of clarity, income calculated under clause (ii) shall not include any income calculated under clause (i) above.

“Guarantor” shall mean, individually and collectively, William Elliott, an individual, Tim Messier, an individual, and Kurt Schirm, an individual, and any successor to and/or replacement of any of the foregoing , in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.

“Hedge Losses” shall mean all actual losses incurred by Lender or its affiliates in connection with the hedge positions taken by Lender or its affiliates with respect to the Interest Rate. Borrower acknowledges that such hedging transactions may include the sale of U.S. Obligations or other securities and/or the execution of certain derivative transactions, which hedging transactions would have to be “unwound” if all or any portion of the Loan is paid down.

“Immediate Repair Account” shall have the meaning set forth in Section 7.1 hereof.

“Immediate Repair Funds” shall have the meaning set forth in Section 7.1 hereof.

“Immediate Repairs” shall have the meaning set forth in Section 7.1 hereof.

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“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Parties” shall mean (i) Lender, (ii) any successor owner or holder of the Loan or participations in the Loan, (iii) any Servicer or prior Servicer of the Loan, (iv) any Investor or any prior Investor in any Securities, (v) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (vi) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (vii) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (viii) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Indemnified Liabilities” shall have the meaning set forth in Section 15.2 hereof.

“Insurance Account” shall have the meaning set forth in Section 7.2 hereof.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring 30 days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 5.1 hereof.

“Interest Bearing Accounts” shall mean the FF&E Reserve Account and the Leasing Reserve Account.

“Interest Period” shall have the meaning set forth in Section 2.6.

“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time as determined in accordance with the provisions of Section 2.5 hereof.

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“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance satisfactory to Lender between Borrower and Counterparty or any Replacement Interest Rate Cap Agreement, in each case which also satisfies the requirements set forth in Section 2.8.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Labor and Materials Charge” shall have the meaning set forth in Section 4.8 hereof.

“Land” shall have the meaning set forth in the Security Instrument.

“Law Change” shall have the meaning set forth in Section 2.5(b) hereof.

“Lease” shall have the meaning set forth in the Security Instrument.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, demands and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, any Guarantor or the Property or any part thereof or the ownership, construction, alteration, use, management or operation of the Property or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws and the Americans with Disabilities Act of 1990, the rules and regulations promulgated pursuant to any of the foregoing, and all permits, licenses and authorizations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, any Guarantor or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way limit the use and enjoyment thereof.

“Lender Affiliate” shall mean the Affiliate of Lender that has filed a Registration Statement.

“Lender Group” shall mean Lender, each of its directors, officers, employees, representatives, agents and affiliates (including, without limitation, those who have signed the applicable Registration Statement), and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“Lender’s Proposed Refinancing” shall have the meaning set forth in Section 16.3 hereof.

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“Lender’s Refinancing Exercise Notice” shall have the meaning set forth in Section 16.3 hereof.

“Liabilities” shall have the meaning set forth in Section 9.2 hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 125/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations; and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Lender’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“LIBOR Rate” shall mean the greater of (i) sum of (A) the Adjusted LIBOR Rate and (B) the LIBOR Spread and (ii) six and one tenth percent (6.10%).

“LIBOR Spread” shall mean five percent (5.00%).

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 9.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Guaranty, the Cash Management Agreement, the Multi-Party Agreement, the TRS Security Agreement, the TRS Subordination Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

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“Losses” shall mean any and all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs and attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Major Contract” shall mean (i) any management (other than the Management Agreement), brokerage or leasing agreement or (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include contracts in excess of $50,000.00 or which extend beyond one year (unless cancelable by Borrower on thirty (30) days or less notice without penalty)), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.

“Major Lease” shall mean the TRS Lease and any other Lease and any instrument guaranteeing or providing credit support for any Lease.

“Management Agreement” shall mean the management agreement entered into by and between TRS Lessee and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Manager” shall mean Marshall Hotels & Resorts, Inc., a Maryland corporation, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Action” shall mean, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal, state, local or foreign law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or take any action to consolidate or merge such Person with or into any other Person, or take any action to dissolve or liquidate such Person, or make any assignment for the benefit of creditors of such Person, or sell all or substantially all of such Person’s assets, or admit in writing such Person’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, assets, condition (financial or otherwise), equity, contingent liabilities, prospects, material agreements or results of operations of any SPE Party, any SPE Component Entity, any Guarantor or the Property, (ii) the ability of Borrower or any Guarantor to perform their respective obligations under any of the Loan Documents, (iii) the enforceability or validity of any of the Loan Documents, the perfection or priority of any lien created under any of the Loan Documents or the rights, interests or remedies of Lender under any of the Loan Documents, or (iv) the value, use operation of, or cash flows from, the Property.

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“Maturity Date” shall mean November 9, 2020, as such date may be extended pursuant to and in accordance with Section 2.11 hereof, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall have the meaning set forth in Section 9.5 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 9.5 hereof.

“Minimum Counterparty Rating” shall mean (a) a long term credit rating from S&P of at least “A+”, which rating shall not include a “t” or otherwise reflect a termination risk, and (b) a long term credit rating from Moody’s of at least “A1”, which rating shall not include a “t” or otherwise reflect a termination risk.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Minimum Interest” shall have the meaning set forth in Section 2.7(d) hereof.

“Minimum Interest Payment” shall have the meaning set forth in Section 2.7(d) hereof.

“Monthly Amortization Payment Date” shall mean, if Borrower exercises any Extension Option in accordance with Section 2.11, the Monthly Payment Date occurring in December, 2020 and each Monthly Payment Date thereafter throughout the term of the Loan.

“Monthly Amortization Payment” shall mean, with respect to each Monthly Amortization Payment Date, an amount equal to the applicable principal component of a notional monthly constant payment of principal and interest, computed as of the first Monthly Amortization Payment Date on the basis of (a) the then outstanding principal balance of the Loan, (b) a rate per annum equal to the Interest Rate hereunder as of the date of computation, and (c) a thirty (30) year amortization period, as determined by Lender in its sole and absolute discretion.

“Monthly Debt Service Payment” shall have the meaning set forth in Section 2.6 hereof.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Monthly Payment Date” shall mean December 9, 2017 and the ninth (9th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

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“Multi-Party Agreement” shall mean that certain Multi-Party Agreement among Borrower, Lender and TRS Lessee of even date herewith, pursuant to which TRS Lessee grants certain rights to Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.4 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and the Rating Agencies and otherwise in form and substance acceptable to Lender and the Rating Agencies.

“New PIP” shall mean any PIP other than the Scheduled PIP.

“Non-Consolidation Opinion” shall mean any substantive non-consolidation opinion delivered to Lender in connection with the Loan in accordance with the terms of the Loan Documents; provided that Lender acknowledges and agrees that Borrower was not obligated to deliver a Non-Consolidation Opinion as of the Closing Date as a condition precedent to the making of the Loan by Lender.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of up to Ten Million Six Hundred Thousand and No/100 Dollars ($10,600,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall have the meaning set forth in the Security Instrument.

“OFAC” shall have the meaning set forth in Section 3.27 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Open Period Start Date” shall mean December 9, 2018.

“Operating Expense Account” shall have the meaning set forth in Section 7.5 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 7.5 hereof.

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“Operating Expense Monthly Deposit” shall have the meaning set forth in Section 7.5 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, management fees (equal to the greater of (x) three percent (3.0%) of Gross Rents for the trailing twelve (12) month period or (y) actual management fees payable under the Management Agreement), franchise fees (equal to the greater of (x) six percent (6.0%) of Gross Rents for the trailing twelve (12) month period or (y) actual franchise fees payable under the Franchise Agreement), operational equipment or other lease payments as approved by Lender, but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; and (b) normalized FF&E expenditures equal to the greater of (x) four percent (4.0%) of Gross Rents for the trailing twelve (12) month period or (y) actual FF&E expenditures.

“Organizational Chart” shall have the meaning set forth in Section 3.28 hereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“PACE Loan” shall mean any Property-Assessed Clean Energy loan or any similar financing.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” shall have the meaning set forth in Section 3.27 hereof.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of the Property and the conduct of Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean collectively, (i) the lien and security interests created by this Agreement and the other Loan Documents, (ii) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (other than liens securing a PACE Loan), (iv) any workers’, mechanics’ or similar liens on the Property provided any such lien is discharged or bonded in accordance with the terms and conditions of the Loan Documents, and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

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“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Permitted Investments” shall mean “permitted investments” as then defined and required by the Rating Agencies.

“Permitted REIT Transfer” shall mean either (a) the issuance of shares of common stock in the REIT pursuant to an offering made in accordance with SEC Regulation A, provided that either: (i) each investor purchasing any such shares shall have made representations and warranties in favor of the REIT confirming that such investor is not an Embargoed Person and such searches and reviews as may be necessary to confirm that no such investor is an Embargoed Person have been conducted either by (A) the REIT in accordance with applicable Legal Requirements and the requirements of FINRA or (B) if a FINRA Member broker-dealer is involved in the issuance of such shares, by such FINRA Member in accordance with the requirements of FINRA and any other applicable Legal Requirements; or (ii) such shares are purchased by one or more FINRA Member underwriters, each of which shall make representations to the REIT sufficient to confirm that no such underwriter is an Embargoed Person nor will any such underwriter sell such shares to any Embargoed Person and each such underwriter shall, prior to the transfer of any such shares to any investor, perform such searches and reviews as may be necessary to confirm that no such investor is an Embargoed Person, such searches and reviews to be conducted in accordance with the requirements of FINRA and any other applicable Legal Requirements or (b) transfers of shares of common stock in the REIT by the owners thereof on either a national securities exchange or an over-the-counter trading system, provided that each such transfer shall be made through a FINRA Member which shall have performed such searches and reviews as may be necessary to confirm that no transferee of any such shares is an Embargoed Person and as otherwise required FINRA and any other applicable Legal Requirements, provided that in the case of either the foregoing clause (a) or clause (b), such issuance or transfer shall also comply with the requirements of Section 6.3(a)(iii) clauses B through G and J.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, real estate investment trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“PIP” shall have the meaning set forth in Section 4.30 hereof.

“PIP Completion Evidence” shall mean evidence acceptable to Lender that all PIP (including all Scheduled PIP and, if applicable, New PIP) has been completed and paid for in full in a good, workmanlike and lien free manner, which such evidence shall include, without limitation, (a) written certification from the Franchisor confirming the foregoing, (b) a title search for the Property confirming that only Permitted Encumbrances exist and no liens, lis pendens or similar matters have been filed and (c) an inspection of the Property by Lender and/or its agents confirming the foregoing.

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“PIP Reserve Account” shall have the meaning set forth in Section 7.7 hereof.

“PIP Reserve Funds” shall have the meaning set forth in Section 7.7 hereof.

“PIP Work” shall have the meaning set forth in Section 7.7 hereof.

“Policies” shall have the meaning specified in Section 5.1 hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.7(a) hereof.

“Prime Rate” shall mean rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) the LIBOR Rate on the Determination Date that LIBOR was last applicable to the Loan and (b) the Prime Rate on the Determination Date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Prohibited Transfer” shall mean (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents), (ii) a Sale or Pledge of an interest in any Restricted Party and/or (iii) Borrower’s acquisition of any real property in addition to the real property owned by Borrower as of the Closing Date. A Prohibited Transfer shall include, but not be limited to, (A) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (B) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (1) Leases or any Rents or (2) Property Documents; (C) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (D) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (E) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (F) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (G) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) or the engagement of a new Manager, in each case, other than in accordance with the terms and conditions of this Agreement and the Assignment of Management Agreement, as applicable; (H) if Borrower enters into, or the Property is subjected to, any PACE Loan; or (I) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates to the extent any of the foregoing results in a Property Document Event.

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“Property” shall have the meaning set forth in the Security Instrument.

“Property Document” shall mean, individually and collectively, each REA, the TIC Agreement and the Franchise Agreement.

“Property Document Event” shall mean any event which would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Property Document Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, any Property Document and/or other related matters (including, without limitation, Sections 3.32 and 4.25 of this Agreement).

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan, the Property, such Borrower Party and/or any related matter or Person.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Qualified Carrier” shall have the meaning set forth in Section 5.1 hereof.

“Qualified Franchisor” shall mean either (a) Franchisor or (b) a reputable and experienced franchisor approved by Lender possessing experience in flagging hotel properties similar in size, scope, use and value as the Property, provided, that Borrower shall have obtained (i) if required by Lender, a Rating Agency Confirmation with respect to that licensing of the Property by such Person and (ii) if such Person is an Affiliate of Borrower, a Non-Consolidation Opinion.

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“Qualified Management Agreement” shall mean a management agreement with a Qualified Manager with respect to the Property which is approved by Lender in writing (which such approval may be conditioned upon Lender's receipt of (i) a Rating Agency Confirmation with respect to such management agreement and (ii) if such Qualified Manager is an Affiliated Manager, and a Non-Consolidation Opinion has been previously provided to Lender, a New Non Consolidation Opinion with respect to such management agreement).

“Qualified Manager” shall mean a Person approved by Lender in writing (which such approval may be conditioned upon Lender's receipt of (i) a Rating Agency Confirmation with respect to such Person, (ii) if such Person is an Affiliated Manager, and a Non-Consolidation Opinion has been previously provided to Lender, a New Non-Consolidation Opinion with respect to such Person) and (iii) evidence that any consent required pursuant to the Franchise Agreement with respect to the engagement of such Qualified Manager has been obtained.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, Inc., Kroll Bond Ratings and Morningstar Credit Ratings, LLC and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion; provided, however, (i) if a Securitization has occurred and either (A) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to such event or otherwise elects (verbally or in writing) not to consider such event or (B) Lender (or Servicer) is not required to and has elected not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to such event, in each case, pursuant to and in compliance with the Securitization’s pooling and servicing agreement (or similar agreement), then, notwithstanding anything contained in this Agreement to the contrary, Lender’s written approval of such event shall be required in lieu of a Rating Agency Confirmation, in the case of clause (i)(A) above, from such Rating Agency or Rating Agencies (only) or, in the case of clause (i)(B) above, from each of the Rating Agencies or (ii) if a Securitization has not occurred, then, notwithstanding anything contained in this Agreement to the contrary, the term “Rating Agency Confirmation” shall be deemed instead to require Lender’s written approval of such event. In the event that either of clause (i) or (ii) of the foregoing proviso applies, Lender’s approval shall be based on Lender’s good faith determination of applicable Rating Agency standards and criteria, unless Lender has an independent approval right in respect of such event pursuant to the other terms of this Agreement or the other Loan Documents, in which case the discretion afforded to Lender in connection with such independent approval right shall apply.

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“REA” shall mean, individually and collectively, each agreement described on Exhibit D hereto (if any), any amendment, restatement, replacement or other modification thereof, any future reciprocal easement agreement, declaration of covenants, conditions and/or restrictions or other similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.

“Refinancing Loan” shall have the meaning set forth in Section 16.1 hereof.

“Refinancing Loan Commitment” shall have the meaning set forth in Section 16.1 hereof.

“Refinancing Notice” shall have the meaning set forth in Section 16.3 hereof.

“Register” shall have the meaning set forth in Section 9.7 hereof.

“Registrar” shall have the meaning set forth in Section 9.7 hereof.

“Registration Statement” shall mean the registration statement relating to a Securitization.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

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“Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (b), Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation with respect to such replacement franchise, trademark and license agreement.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the FF&E Reserve Account, the Immediate Repair Account, the Excess Cash Flow Account, the Operating Expense Account, the PIP Reserve Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Clearing Account and the Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the FF&E Reserve Funds, the Immediate Repair Funds, the Excess Cash Flow Funds, the Operating Expense Funds, the PIP Reserve Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to Lender on the applicable Determination Date (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits). The determination of the Reserve Percentage shall be based on the assumption that Lender funded 100% of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Percentage during an Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage. Lender’s computation of the Reserve Percentage shall be determined conclusively by Lender and shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

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“Restoration Retainage” shall have the meaning set forth in Section 5.4 hereof.

“Restoration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.

“Restricted Party” shall mean Borrower, TRS Lessee, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

“Satisfactory Replacement Guarantor” shall have the meaning set forth in Section 6.4.

“Scheduled PIP” shall mean the work described on the PIP attached hereto as Exhibit F.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1 hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Instrument” shall mean that certain first priority Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“SPE Component Entity” shall have the meaning set forth on Exhibit C attached hereto.

“SPE Party” shall mean TIC Borrower 1, TIC Borrower 2 and TRS Lessee, each individually or collectively, as the context may imply or require.

“Sponsor(s)” shall mean individually and collectively, Bill Elliott, an individual, Tim Messier, an individual, and Kurt Schirm, an individual.

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“Springing Member LLC” shall mean a Delaware limited liability company properly structured in accordance with applicable Rating Agency criteria with at least one springing member that shall, upon the dissolution, withdrawal or disassociation of such limited liability company’s last remaining member, immediately become the sole member of such limited liability company.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state in which the Property or any part thereof is located.

“Strike Rate” shall mean two percent (2.0%).

“Substitution” shall have the meaning set forth in Section 6.4.

“Survey” shall mean that certain survey of the Property certified and delivered to Lender in connection with the closing of the Loan.

“Syndication” shall have the meaning set forth in Section 9.7 hereof.

“Tax Account” shall have the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring 30 days prior to the date the same are due and payable.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Tenant Direction Notice” shall have the meaning set forth in Section 8.2 hereof.

“TIC Agreement” shall mean that certain Tenants in Common Agreement dated as of the date hereof among each Borrower, as amended by that certain First Amendment to Tenants in Common Agreement dated as of the date hereof among each Borrower, and as the same may be further amended, restated, supplemented or replaced from time to time in accordance with the terms of the Loan Documents.

“TIC Percentage” shall mean: (a) with respect to TIC Borrower 1, 34.00%; and (b) with respect to TIC Borrower 2, 66.00%.

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“Title Insurance Policy” shall mean, individually and collectively, each ALTA (or TLTA, as applicable) mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Transferee” shall have the meaning set forth in Section 6.2 hereof.

“TRS Lease” shall mean that certain Lease Agreement dated as of the date hereof by and among TRS Lessee, TIC Borrower 1 and TIC Borrower 2, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“TRS Lessee” shall mean MDR Greensboro HI TRS, LLC, a Delaware limited liability company.

“TRS Security Agreement” shall mean that certain Security Agreement of even date herewith from TRS Lessee, as debtor, in favor of Lender, as secured party, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“TRS Subordination Agreement” shall mean that certain Subordination Agreement of even date herewith between TRS Lessee and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwritable Cash Flow” shall mean an amount calculated by Lender on a monthly basis equal to the trailing twelve (12) months Gross Rents, less the trailing twelve (12) months Operating Expenses, each of which shall be subject to Lender’s application of the Underwriting Adjustments. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Operating Expenses) shall be calculated by Lender in good faith based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.

“Underwriting Adjustments” shall mean adjustments made by Lender in its calculation of Underwritable Cash Flow and the components thereof, in each case, based upon Lender and Rating Agency underwriting criteria, which such adjustments shall include, without limitation, adjustments for (i) items of a non-recurring nature, (ii) intentionally omitted, (iii) imminent increases to Taxes and Insurance Premiums, (iv) intentionally omitted, (v) management fees, basic and incentive fees or other fees and reimbursables in the amount of the greater of (1) actual fees paid or payable to Manager under the Management Agreement and (2) three percent (3.0%) of Gross Rents, (vi) FF&E expenditures in the amount of the greater of (1) actual FF&E expenditures and (2) four percent (4.0%) of Gross Rents, and (vii) franchise fees in the amount of the greater of (1) actual franchise fees paid or payable under the Franchise Agreement and (2) six percent (6.0%) of Gross Rents.

“Underwriter Group” shall mean Lender Affiliate, any other placement agent or underwriter with respect to the applicable Securitization, each of their respective directors and each Person who controls the applicable Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act.

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“Updated Information” shall have the meaning set forth in Section 9.1 hereof.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Zoning Report” shall mean that certain zoning report for Hampton Inn Greensboro — Airport 7803 National Service Road, Greensboro, North Carolina 27409, prepared by Zoning-Info, Inc., Site Number 51941 and dated October 4, 2017.

Section 1.2         Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1        No Loan Commitment.   Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2        The Loan.   Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3        Disbursement to Borrower.   Borrower may request and receive only one borrowing hereunder in respect of the Loan. Any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4        The Note and the other Loan Documents.   The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

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Section 2.5        Interest Rate.

(a)       Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)       The following additional provisions shall apply and, subject to Section 2.5(c) hereof, the Interest Rate shall be determined in accordance with this Section 2.5(b):

(i)       The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Period for a LIBOR Loan or (B) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(ii)       Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at the LIBOR Rate for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(iii)       In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice of such determination (which notice may be given by telephone, confirmed in writing), to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan; provided, however, that no other material modifications shall be made to the Loan or the Loan Documents in connection with any such conversion.

(iv)       If, pursuant to the terms hereof, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice of such determination (which notice may be given by telephone, confirmed in writing), to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period; provided, however, that no other material modifications shall be made to the Loan or the Loan Documents in connection with any such conversion.

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(v)       All payments made by Borrower hereunder shall, provided that Lender complies with the requirements of Section 2.5(b)(ix) below, be made free and clear of, and without reduction for or on account of, any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes of the United States of America imposed by the jurisdiction under the laws of which Lender is organized or any political subdivision or taxing authority thereof or therein or imposed by the jurisdiction of Lender’s applicable lending office where Lender is resident or engaged in business or any political subdivision or taking authority thereof or therein (such non-excluded taxes being referred to collectively as “Foreign Taxes”). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax as and when due pursuant to the requirements of applicable Legal Requirements to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence. All amounts payable under this Section 2.5(b)(v) shall constitute additional interest hereunder and shall be secured by the Security Instrument and the other Loan Documents. The provisions of this Section 2.5(b)(v) shall survive any payment or prepayment of the Loan and any foreclosure or satisfaction of the Security Instrument. Any reference under this Section 2.5(b)(v) to “Lender” shall be deemed to include any participant, Co-Lender and any assignees.

(vi)       If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, then (A) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Period or within such earlier period as required by law; provided, however, that no other material modifications shall be made to the Loan or the Loan Documents in connection with any such conversion. Borrower hereby agrees to promptly pay to Lender, within ten (10) days of written demand, any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

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(vii)       In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A)       shall hereafter impose, modify or hold applicable any reserve, capital adequacy, tax, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(B)       shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C)       shall hereafter impose on Lender any other condition, and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable so that Lender shall be restored to the same position Lender would have been in if not for the occurrence of the applicable event described in this clause (vii), as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

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(viii)       Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that is not the last day of an Interest Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(ix)       If Lender is a U.S. Person (other than the lender originally named herein), Lender shall deliver to Borrower, upon request, a Form W-9 (unless it establishes to the reasonable satisfaction of Borrower that it is otherwise eligible for an exemption from backup withholding tax or other withholding tax). If Lender is not a U.S. Person, Lender shall deliver to Borrower, upon request, either (A) a Form W-8BEN which indicates a 0% rate of tax or (B) a Form W-8ECI. If Lender is not a U.S. Person, Lender further undertakes to deliver to Borrower additional Forms W-8, 1001, 4224 (or any successor forms) or other manner of certification, as the case may be, (x) on or before the date that any such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and (z) such extensions or renewals thereof as may reasonably be requested by Borrower, certifying that Lender is entitled to receive payments hereunder without deduction or withholding of any Loan Taxes. However, in the event that any change in law, rule, regulation, treaty or directive, or in the interpretation or application thereof (a “Law Change”), has occurred prior to the date on which any delivery pursuant to the preceding sentence would otherwise be required which renders such form inapplicable, or which would prevent Lender from duly completing and delivering any such form, or if such Law Change results in Lender being unable to deliver a Form W-9 (or other satisfactory evidence that it is otherwise eligible for an exemption from backup withholding tax or other withholding tax), Lender shall not be obligated to deliver such forms but shall, promptly following such Law Change, but in any event prior to the time the next payment hereunder is due following such Law Change, advise Borrower in writing whether it is capable of receiving payments without any deduction or withholding of Loan Taxes. In the event of such Law Change, Borrower shall have the obligation to make Lender whole and to “gross-up” under Section 2.5(b)(v) hereof, despite the failure by Lender to deliver such forms. Any reference under this Section 2.5(b)(ix) to “Lender” shall be deemed to include any participant, Co-Lender and any assignees.

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(c)       In the event that, and for so long as, any Event of Default shall have occurred and be continuing beyond the expiration of any applicable cure periods, the outstanding principal balance of the Loan and, to the extent permitted by applicable Legal Requirements, overdue interest in respect of the Loan, shall, at Lender’s election, accrue interest at the Default Rate, calculated from the date the Default occurred which led to such Event of Default, without regard to any grace or cure periods contained herein (except to the extent any such Default was cured during the applicable notice and/or cure period). Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect.

(d)       Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (iii) the outstanding principal balance of the Loan. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)       This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6        Loan Payments.

(a)       Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through and including the next succeeding fourteenth (14th) day of a calendar month, whether such fourteenth (14th) day shall occur in the calendar month in which the Closing Date occurs or in the month immediately succeeding the month in which the Closing Date occurs (unless the Closing Date is the fifteenth (15th) day of a calendar month, in which case no such separate payment of interest shall be due). Each interest accrual period (the “Interest Period”) thereafter shall commence on the fifteenth (15th) day of each calendar month during the term of the Loan and shall end on and include the fourteenth (14th) day of the next occurring calendar month. No Interest Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

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(b)       Borrower shall make (i) on each Monthly Payment Date throughout the term of the Loan, a payment to Lender of interest accruing on the outstanding principal balance of the Loan during the Interest Period in which such Monthly Payment Date occurs, which payments shall be applied to accrued and unpaid interest, and (ii) on each Monthly Amortization Payment Date, a Monthly Amortization Payment to Lender, which payments shall be applied to principal (each such payment in (i) and (ii), a “Monthly Debt Service Payment”).

(c)       Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(d)       If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (i) five percent (5%) of such unpaid sum and (ii) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)       Additionally:

(i)       Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)       Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii)       All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

(iv)       Lender shall have the right from time to time, in its sole discretion, upon not less than thirty (30) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day each month which is not more than five (5) days earlier nor more than ten (10) days later than the sixth (6th) day of each calendar month; provided, however, that (A) if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period correspondingly and (B) if Lender shall have elected to change the Monthly Payment Date as aforesaid to any calendar day earlier than the sixth (6th) day of each calendar month, Borrower shall have a grace period for any amounts due on a Monthly Payment Date through the sixth (6th) day of each such calendar month.

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Section 2.7        Prepayments.

(a)       Except as otherwise provided in this Section 2.7, Borrower shall not have the right to prepay the Loan in whole or in part. On or after the Open Period Start Date, Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon not less than thirty (30) days prior notice (a “Prepayment Notice”) to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), which notice must specify the date on which such prepayment is to be made, prepay the Debt in whole (but not in part) on any date (other than a date from, and including, the tenth (10th) day of a calendar month through, and including, the fourteenth (14th) day of a calendar month); provided that such prepayment is accompanied by payment of the Breakage Costs, the Exit Fee and the Minimum Interest Payment, in each case to the extent applicable. In addition to the foregoing, any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon through the remainder of the Interest Period in which such prepayment occurs (such amounts, the “Interest Shortfall”). Lender shall not be obligated to accept any prepayment unless it is accompanied by payment of the Breakage Costs, the Exit Fee, the Minimum Interest Payment, in each case to the extent applicable, and the applicable Interest Shortfall due in connection therewith. As a condition to any voluntary prepayment, the Prepayment Notice may not be given to Lender more than ninety (90) days prior to the Monthly Payment Date upon which prepayment is to be made and Borrower hereby agrees that, in the event Borrower delivers a Prepayment Notice and fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7, Borrower shall pay Lender all reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, any Breakage Costs or similar expenses, as a result of such failure.

(b)       On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not required pursuant to the terms and conditions of this Agreement to (and does not otherwise elect to) make such Net Proceeds available to Borrower for Restoration, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Any prepayment received by Lender under this Section 2.7(b) shall be accompanied by (i) any applicable Interest Shortfall, the applicable portion of the Exit Fee and any Breakage Costs, (ii) all other sums due and payable under the Loan Documents (including, without limitation, any amount due under Section 9.6 hereof) and (iii) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such prepayment. No prepayment premium or penalty (which shall not be deemed to include the Exit Fee or Minimum Interest Payment, each of which shall be owed as provided for in this Agreement, if applicable) shall be due in connection with any prepayment made pursuant to this Section 2.7(b). Notwithstanding the foregoing provisions of this clause (b) to the contrary, if any mandatory application of Net Proceeds to the Debt pursuant to this clause (b) results in a partial prepayment of the Debt (but not a prepayment in full), then, provided no Event of Default is then continuing, no Minimum Interest Payment shall be due and payable at the time of such prepayment, provided that nothing herein shall excuse Borrower’s obligation to pay any Minimum Interest Payment upon prepayment or repayment in full of the Debt (or the acceleration thereof in accordance with the terms of any of the Loan Documents) thereafter.

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(c)       If concurrently with or after an Event of Default, payment of all or any part of the principal of the Loan is tendered by or on behalf of Borrower (including, without limitation, by virtue of an application of Reserve Funds or any other cash collateral for the Loan by Lender pursuant to the terms and conditions of the Loan Documents), a purchaser at foreclosure or any other Person, (i) such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth herein and (ii) Borrower, such purchaser at foreclosure or other Person shall pay the Minimum Interest Payment, the Exit Fee and the Breakage Costs, in each case to the extent applicable, in addition to (A) the outstanding principal balance of the Loan, (B) all accrued and unpaid interest and other amounts payable under the Loan Documents (including, without limitation, the Interest Shortfall) and (C) if such prepayment occurs prior to the final sale of the Loan in a Secondary Market Transaction, Hedge Losses. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion, subject to applicable, mandatory Legal Requirements.

(d)       In all events and under all circumstances Borrower shall be obligated to pay to Lender minimum interest in an amount equal to interest at the Interest Rate in effect as of the date of full repayment of the Debt (whether by virtue of a voluntary prepayment hereunder, acceleration, or otherwise) calculated on the face amount of the Note for a period of twenty-four (24) months (the “Minimum Interest”). Upon prepayment or repayment in full of the Obligations or the acceleration thereof in accordance with the terms of any of the Loan Documents, Borrower shall pay to Lender an amount (such amount, the “Minimum Interest Payment”) equal to the positive difference, if any, between (i) the entire Minimum Interest, minus (ii) the aggregate total of all Monthly Debt Service Payments paid by Borrower during the term of the Loan (exclusive of any portions thereof constituting (A) interest accrued at the Default Rate in excess of the Interest Rate or (B) payments of principal). In furtherance of the foregoing, Borrower expressly acknowledges and agrees that (x) Lender shall have no obligation to accept any prepayment or repayment of the Loan unless and until Borrower shall have complied with this Section 2.7(d), and (y) Lender shall have no obligation to release or, if requested by Borrower, assign the Note and Security Instrument upon payment of the Obligations unless and until Lender shall have received the entire Minimum Interest Payment. In the event that any Minimum Interest Payment is due hereunder, Lender shall deliver to Borrower a statement setting forth the amount and determination of the Minimum Interest Payment, and, provided that Lender shall have in good faith applied the formula described above, Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by Lender on any day during the fifteen (15) day period preceding the date of such prepayment. Lender shall not be obligated or required to have actually reinvested the prepaid principal balance at LIBOR or otherwise as a condition to receiving the Minimum Interest Payment. Borrower expressly acknowledges and agrees that the Minimum Interest Payment shall constitute additional consideration for the Loan, and shall, upon payment, be the sole and exclusive property of Lender.

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Section 2.8        Interest Rate Cap Agreement.

(a)       Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike rate equal to the Strike Rate. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance acceptable to Lender, (ii) shall at all times be with a Counterparty, (iii) shall at all times be for a period equal to the term of the Loan, and (iv) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable LIBOR strike rate to be equal to the Strike Rate. Borrower shall direct such Counterparty to deposit directly into the Cash Management Account (or, if the Cash Management Account is not then activated, into such other Account as Lender may designate) any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, provided that the Debt shall be deemed to be outstanding if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Lender a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account).

(b)       Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)       In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall (i) replace the Interest Rate Protection Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, withdrawal or qualification with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.8) (a “Replacement Interest Rate Cap Agreement”) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating or (ii) if provided for in such Interest Rate Protection Agreement, cause the Counterparty to deliver collateral to secure Borrower’s exposure under the Interest Rate Protection Agreement in such amount and pursuant to such terms as are acceptable to the Rating Agencies.

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(d)       In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)       Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (i) a long term rating of “A-” by S&P or (ii) a long term rating of “A3” by Moody’s, the Counterparty must, within ten (10) business days, either (x) post collateral on terms acceptable to each Rating Agency and Borrower, or (y) find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency and Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.” In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to (i) deliver collateral as specified in the applicable Interest Rate Cap Agreement, or (ii) find a replacement Counterparty, Borrower covenants and agrees that Borrower shall seek Lender’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Lender’s prior written approval and shall approve or consent to the foregoing upon receipt of Lender’s prior written approval. Borrower’s failure to comply with the requirements of this Section 2.8(e) shall constitute, at Lender’s option, an immediate Event of Default.

(f)       Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)       the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)       the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

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(iii)       all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)       the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)       Borrower shall deliver to Lender a new Collateral Assignment of Interest Rate Cap Agreement acceptable to Lender in connection with each Replacement Interest Rate Cap Agreement.

Section 2.9        Assignment of Security Instrument.   Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable in accordance with the terms and provisions of the Loan Documents, and upon the written request and at the sole cost and expense of Borrower (including payment of Lender’s reasonable legal fees and expenses and then customary administrative fee in connection therewith), Lender shall cooperate with Borrower to effect an assignment of the Note and the Security Instrument to a new lender by assigning the Note and the Security Instrument, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower (other than Borrower or a nominee of Borrower) pursuant to documentation reasonably acceptable to Lender.

Section 2.10        Payment of Exit Fee.

(a)       Subject only to Section 2.10(d) below, Borrower shall be obligated to pay the Exit Fee to Lender as follows: (i) upon any (and each) partial prepayment of the Loan in accordance with the terms hereof, in addition to all other amounts payable to Lender under the express terms of Section 2.7 hereof, Borrower shall pay to Lender, on account of the Exit Fee, an amount equal to one percent (1%) of the amount so prepaid; (ii) upon any (and each) application of any condemnation awards or Net Proceeds to the Debt in accordance with the terms of this Agreement and the Security Instrument, one percent (1%) of the amount thereof shall be retained by Lender on account of the Exit Fee and the balance thereof shall be applied to the Debt; and (iii) upon repayment in full of the Debt or the acceleration thereof in accordance with the terms of any of the Loan Documents, Borrower shall pay to Lender the entire Exit Fee which would be due on such date, less any amounts on account thereof previously paid to Lender under the foregoing clauses (i) and (ii) of this Section 2.10(a).

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(b)       In furtherance of the foregoing, Borrower expressly acknowledges and agrees that (i) Lender shall have no obligation to accept any prepayment of the Loan unless and until Borrower shall have complied with this Section 2.10, and (ii) Lender shall have no obligation to release or assign any Loan Document upon payment of the Debt unless and until Lender shall have received the Exit Fee then due and payable.

(c)       Borrower expressly acknowledges and agrees that the Exit Fee shall constitute additional consideration for the Loan.

(d)       Notwithstanding anything herein or in any other Loan Document to the contrary, upon any refinancing of the Loan by the initially-named Lender hereunder, or an Affiliate thereof, the Exit Fee due and payable in connection therewith shall be deemed to be one-half of the Exit Fee provided herein (it being agreed, however, that in no event shall any refund be owed to Borrower on account of any amounts paid pursuant to Section 2.10(a) above).

Section 2.11        Extension of the Maturity Date.   Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of twelve (12) months each (each, an “Extension Period”) to (i) November 9, 2021 if the first Extension Option is exercised and (ii) November 9, 2022 if the second Extension Option is exercised (each such date, the “Extended Maturity Date”) upon satisfaction of the following terms and conditions (in each case as determined by Lender):

(a)       no Event of Default shall have occurred and be continuing at the time an Extension Option is exercised and on the date that the applicable Extension Period is commenced;

(b)       Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than sixty (60) days and no later than thirty (30) days prior to the applicable Maturity Date; provided, however, that Borrower shall be permitted to revoke such notice at any time up to five (5) Business Days before the Maturity Date provided that Borrower pays to Lender all actual out-of-pocket costs incurred by Lender in connection with such notice, including, without limitation, any Breakage Costs;

(c)       Borrower shall obtain and deliver to Lender prior to exercise of such Extension Option, pursuant to the applicable terms and conditions of Section 2.8 hereof, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the related Extension Period and shall have a maturity date not earlier than the last day of the related Extension Period;

(d)       Borrower shall have paid to Lender the Extension Fee on the date the related Extension Period is commenced;

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(e)       the Reserve Accounts shall contain the amounts required under this Agreement as of the date of commencement of the Extension Period, including, without limitation, depositing amounts in the (i) Tax Account sufficient to pay Taxes through the Extended Maturity Date, (ii) Insurance Account sufficient to pay all Insurance Premiums through the Extended Maturity Date, (iii) FF&E Reserve Account sufficient to pay the cost of all FF&E expenditures through the Extended Maturity Date, and (iv) Operating Expense Account sufficient to pay Operating Expenses due through the Extended Maturity Date, and Borrower shall deposit such additional reserve funds with Lender as Lender may require;

(f)       each Guarantor shall execute and deliver a reaffirmation, in form and substance satisfactory to Lender, of such Guarantor’s obligations under each of the Loan Documents executed and delivered by such Guarantor;

(g)       Borrower shall deliver to Lender such other certificates, documents or instruments as Lender may reasonably require, including, without limitation, an Officer’s Certificate stating that all representations and warranties of Borrower set forth in Article 3 hereof remain true and correct, subject to any changes in facts or circumstances permitted to have occurred, or not prohibited from having occurred, pursuant to the terms of the Loan Documents (in which case such change of facts and circumstances shall be set forth in such Officer’s Certificate with reference to the applicable representations and warranties) or setting forth any exceptions to such representations and warranties, which exceptions shall be satisfactory to Lender;

(h)       if required by Lender, Lender shall have received, at Borrower’s expense, a title continuation from the title company that provided the Title Insurance Policy evidencing that there are no liens against the Property other than Permitted Encumbrances;

(i)       in connection with the first Extension Option, the Debt Yield shall not be less than 11% at the time such Extension Option is exercised and on the date that such Extension Period is commenced; provided, however, that if the foregoing condition is not satisfied, Borrower may prepay a portion of the outstanding principal balance of the Loan as may be necessary so that such condition is satisfied, provided that any such prepayment shall be subject to Borrower’s obligation to pay the proportionate share of the Exit Fee applicable thereto pursuant to Section 2.10 hereof; and

(j)       in connection with the second Extension Option, the Debt Yield shall not be less than 11.25% at the time such Extension Option is exercised and on the date that such Extension Period is commenced; provided, however, that if the foregoing condition is not satisfied, Borrower may prepay a portion of the outstanding principal balance of the Loan as may be necessary so that such condition is satisfied, provided that any such prepayment shall be subject to Borrower’s obligation to pay the proportionate share of the Exit Fee applicable thereto pursuant to Section 2.10 hereof.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event an Extension Option is exercised.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

Section 3.1        Existence and Authority. Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property; and (d) has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2        Borrower’s Principal Place of Business.

(a)       TIC Borrower 1’s principal place of business and its chief executive office as of the date hereof is 406 Page Road, Nashville, Tennessee 37205. TIC Borrower 1’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. TIC Borrower 1’s organizational identification number, if any, assigned by the state of its incorporation or organization is 6486550. TIC Borrower 1’s federal tax identification number is 82-2553949. TIC Borrower 1 is not subject to back-up withholding taxes.

(b)       TIC Borrower 2’s principal place of business and its chief executive office as of the date hereof is 11 S. 12th Street, Suite 401, Richmond, Virginia 23219. TIC Borrower 2’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. TIC Borrower 2’s organizational identification number, if any, assigned by the state of its incorporation or organization is 6132501. TIC Borrower 2’s federal tax identification number is 36-4845332. TIC Borrower 2 is not subject to back-up withholding taxes.

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Section 3.3        Validity of Documents.   (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) to the best of Borrower’s knowledge, will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, any applicable organizational documents, or any applicable indenture, agreement or other instrument, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and Guarantor and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents. To the best of Borrower’s knowledge, the Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder. To the best of Borrower’s knowledge, no consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

Section 3.4        Agreements.   Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

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Section 3.5        Title; Permitted Encumbrances.   Borrower has good, insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all liens whatsoever except the Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Loan Documents, (b) materially and adversely affect the value of the Property, (c) materially impair the use or operation of the Property, or (d) impair Borrower’s ability to pay the Obligations in a timely manner. To the best of Borrower’s knowledge, the Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may become liens prior to, or equal or coordinate with, the lien of the Security Instrument.

Section 3.6        Purchase Options.   Neither the Property nor any part thereof or interest therein are subject to any purchase options, rights of first refusal or offer to purchase or other similar rights in favor of third parties.

Section 3.7        Condemnation.   No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.

Section 3.8        Separate Lots; Flood Zone; Wetlands.   The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof. Except as expressly disclosed on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

Section 3.9         Use of Property.   The Property is used exclusively as a hotel and for other appurtenant and related uses.

Section 3.10        Certain Additional Property Representations.

(a)       Except as set forth in the Zoning Report, the Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

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(b)       The Property is served by public water and sewer systems and sanitary sewer and storm drain facilities, in each case adequate to service the Property for its intended uses. To the best of Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements. The Property is served by all utilities necessary or convenient for the full use and enjoyment of the Property, all of which (i) are provided by public utilities, (ii) either have been accepted by the Property or the Property is equipped to accept the same, (iii) are located in a public right of way abutting the Property and (iv) are connected so as to serve the Property without passing over other property absent a valid easement.

(c)       To the best of Borrower’s knowledge, all public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, dedicated to public use and accepted by all Governmental Authorities, are serviceable and all-weather and are physically and legally open for use by the public. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.

(d)       Borrower has obtained all Permits, all of which are in full force and effect as of the date hereof and not subject to forfeiture, revocation, suspension or modification.

(e)       The Property is free from damage caused by fire or other casualty. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair (excepting ordinary wear and tear). To the best of Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(f)       Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(g)       To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(h)       To the best of Borrower’s knowledge, except as set forth on the Survey, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land. All easements, cross easements, licenses, air rights and rights of way or other similar property interests, if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder.

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(i)       Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to the Property which have not been paid for in full. There is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. There are no outstanding or disputed claims for any Labor and Materials Charges and there are no outstanding liens or security interests in connection with any Labor and Materials Charges. All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full.

Section 3.11        Financial Condition.

(a)       Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated.

(b)       In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)       No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)       With respect to any loan or financing in which any Borrower Party or any Affiliate thereof has been directly or indirectly obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety (including, without limitation and to the extent applicable, any loan which is being refinanced by the Loan), none of such loans or financings has ever been (i) more than 30 days in default or (ii) transferred to special servicing.

Section 3.12        Financial Information.   All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Sponsor, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Sponsor, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Sponsor or Guarantor from that set forth in said financial statements.

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Section 3.13        Fraudulent Conveyance.   Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.14        Disclosure.   Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.15        No Plan Assets.

(a)       Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA;

(b)       Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA;

(c)       transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans;

(d)       none of the assets of Borrower constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101; and

(e)       Neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA).

Section 3.16        Not a Foreign Person.   Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

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Section 3.17        Business Purposes.   The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.18        Litigation.   There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrower’s knowledge, threatened or contemplated against Borrower, Sponsor or Guarantor or against or affecting the Property.

Section 3.19        Leases.   The Property is not subject to any other Leases.

Section 3.20        Taxes.

(a)       All Taxes and governmental assessments currently due and owing in respect of the Property have been paid or an escrow of funds in an amount sufficient to cover such payments has been established hereunder. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the best of Borrower’s knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.

(b)       Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

(c)       All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.21        Insurance.   Borrower has obtained and has delivered to Lender certified copies of all Policies (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.22        Management Agreement.   The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable.

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Section 3.23        Illegal Activity/Forfeiture.

(a)       No portion of the Property has been purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)       There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.

Section 3.24        Special Purpose Entity.   Since each SPE Party’s and any SPE Component Entity’s creation and as of the date hereof, each SPE Party and each SPE Component Entity have complied with and are in compliance with the requirements set forth on Exhibit C attached hereto. Additionally, Borrower represents and warrants to Lender that it, TRS Lessee and each SPE Component Entity:

(a)       is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(b)       has no judgments or liens of any nature against it except for tax liens not yet due;

(c)       is in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate;

(d)       is not aware of any pending or threatened litigation against it;

(e)       is not involved in any dispute with any taxing authority;

(f)       has paid all taxes that it owes;

(g)       has never owned any property other than its applicable interest in the Property (or, in the case of any SPE Component Entity, its equity interest in Borrower) and personal property necessary or incidental to its ownership or operation of the Property (or, in the case of any SPE Component Entity, its equity interest in Borrower) and has never engaged in any business except the ownership and operation of the Property (or, in the case of any SPE Component Entity, its equity interest in Borrower);

(h)       is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding; and

(i)        has no material contingent or actual obligations not related to the Property.

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Section 3.25        Federal Reserve Regulations.   No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.26        Investment Company Act.   Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.27        Embargoed Person.   Neither Borrower nor, to Borrower’s knowledge, any owner of a direct or indirect interest in Borrower is an Embargoed Person. As used herein, an “Embargoed Person” means any Person that (a) is listed on any Government Lists, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of the Office of Foreign Assets Control (“OFAC”) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (d) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Government Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”.

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Section 3.28        Organizational Chart.   The organizational chart attached as Exhibit A hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.29        Bank Holding Company.   Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.30        No Other Financing; Other Obligations and Liabilities.   Borrower has not borrowed any funds which have not heretofore been repaid in full, except for the Loan. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a Material Adverse Effect. Borrower has no known contingent liabilities other than pursuant to the Loan Documents.

Section 3.31        Contracts.

(a)       Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)       Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower's behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)       Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)       No Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

Section 3.32        Property Document Representations.   With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document and (e) the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

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Section 3.33        No Change in Facts or Circumstances; Disclosure.   All information submitted by (or on behalf of) Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.34        Third Party Representations.   Each of the representations and the warranties made by Sponsor and Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.35        Non-Consolidation Opinion Assumptions.   All of the assumptions made in any Non-Consolidation Opinion delivered in connection with the closing of the Loan (if any), including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.

Section 3.36        Tenants in Common.

(a)       The TIC Agreement is in full force and effect, there are no defaults or violations of any party thereunder and Borrower has delivered a true and accurate copy of the TIC Agreement to Lender.

(b)       The TIC Agreement, or a memorandum thereof, has been, or will be, recorded in the official public records of the county in which the Property is located prior to, contemporaneously with, or promptly after the recordation of the Security Instrument.

(c)       The TIC Agreement appoints a single party to handle the day-to-day management of the Property.

(d)       Each of the representations and warranties set forth in this Agreement and each of the other Loan Documents is made equally by each Borrower (unless otherwise expressly provided) except that each such representation and warranty concerning Borrower is made by each of TIC Borrower 1 and TIC Borrower 2 solely with respect to itself; provided, however, that nothing herein shall in any manner limit the joint and several liability of TIC Borrower 1 and TIC Borrower 2 pursuant to the Loan Documents; and provided further than in no event shall any misrepresentation by either of TIC Borrower 1 or TIC Borrower 2 give rise to any claim, offset or defense under the Loan Documents in favor of the other.

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Section 3.37        Hotel Representations.

(a)       Other than as set forth on Exhibit G hereof (such leases or agreements, the “Equipment Leases”), the Property is not subject to equipment leases or any other similar leases or agreements.

(b)       Except for any incentive compensation systems designed to promote increased customer use of the Property, there are no: (i) collective bargaining agreements and/or other labor agreements to which Borrower or the Property, or any portion thereof, is a party or by which either is or may be bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plans and/or contracts to which Borrower or the Property, or any portion thereof is a party, or by which either is or may be bound or (iii) plans and/or agreements under which “fringe benefits” (including, but not limited to, vacation plans or programs, and related or similar dental or medical plans or programs, and related or similar benefits) are afforded to employees of Borrower or the Property, or any portion thereof.

(c)       Except for the Scheduled PIP, there is currently no PIP or other similar requirement imposed under the Franchise Agreement.

(d)       The Franchise Agreement has not been amended, restated, supplemented or otherwise modified, is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

Borrower hereby covenants and agrees with Lender that, from the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents:

Section 4.1        Existence.   Borrower will continuously maintain (a) its existence, (b) its rights to do business in the State and (c) its franchises and trade names, if any. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPE Component Entity to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such SPE Component Entity would be dissolved, wound up or liquidated in whole or in part or (B) amend, modify, waive or terminate the organizational documents of such SPE Component Entity, in each case without obtaining the prior written consent of Lender.

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Section 4.2        Change of Name, Identity or Structure.   Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth in this Agreement, or (d) corporate, partnership or other structure or state of formation, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender, a Rating Agency Confirmation with respect thereto. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.

Section 4.3        Business and Operations.   Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 4.4        Title to Property; Legal Requirements.

(a)       Borrower shall warrant and defend the validity and priority of the liens of the Security Instrument and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to the Permitted Encumbrances.

(b)       Borrower shall promptly comply and shall cause the Property to comply with all Legal Requirements affecting the Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower to keep all Permits in full force and effect).

(c)       Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.

(d)       Borrower shall give prompt notice to Lender of the actual receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

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(e)          After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of such Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.5           Waste. Borrower shall not commit or suffer any material physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially and adversely affect the value of the Property or impair the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.6           Maintenance and Use of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair, subject to ordinary wear and tear. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.19 hereof. Borrower shall perform (or cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any Condemnation or similar proceeding and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate the Property for the same uses as the Property is currently operated and Borrower shall not, without the prior written consent of Lender, (i) change the use of the Property or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

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Section 4.7           Taxes and Other Charges.

(a)          Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

(b)          After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

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Section 4.8           Labor and Materials.

(a)          Subject to Section 4.8(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Labor and Materials Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b)          After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Labor and Materials Charge, the applicability of any Labor and Materials Charge to Borrower or to the Property or any alleged non-payment of any Labor and Materials Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Labor and Materials Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Labor and Materials Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Labor and Materials Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Labor and Materials Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Labor and Materials Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.9           Property Access. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants.

Section 4.10         Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

Section 4.11         Performance by Borrower. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents is a material inducement to Lender in making the Loan.

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Section 4.12         Books and Records.

(a)          Each SPE Party will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements set forth on Exhibit C hereof and the Approved Accounting Method, proper and accurate books, records and accounts reflecting all of the financial affairs of such SPE Party and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make and retain such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine any SPE Party’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)          Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of each SPE Party’s annual financial statements prepared and reviewed by an independent certified public accountant reasonably acceptable to Lender (provided, however, that at any time an Event of Default exists or Lender has a reasonable basis to believe any such financial statements are inaccurate in any material respect or do not fairly represent the financial condition of any SPE Party or the Property, the same shall, upon Lender’s written request, be audited by such independent certified public accountant) in accordance with the Approved Accounting Method covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, TRS Lessee and the Property and a balance sheet for Borrower and TRS Lessee. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, operating expenses and occupancy statistics for the Property (including an average daily room rate).

(c)          Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar quarter the following items, accompanied by an Officer's Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of ach SPE Party and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter (ii) an occupancy report for the Property (including an average daily room rate) and any franchise scores, franchise inspection reports or other similar information made available to Borrower or TRS Lessee during the subject quarter, (iii) FF&E and PIP expenditures, (iv) the most current Smith Travel Research Reports, in a form reasonably acceptable to Lender, then available to Borrower or TRS Lessee reflecting market penetration and relevant hotel properties competing with the Property and (v) quarterly and year-to-date operating statements (including expenditures for FF&E) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the FF&E Reserve Funds and the Immediate Repair Funds), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses. In addition, such certificate shall also be accompanied by an Officer's Certificate stating that Borrower is in compliance with the requirements set forth in Section 4.23 as of the date of such certificate.

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(d)          Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer's Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of each SPE Party and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month, (ii) an occupancy report for the Property (including an average daily room rate) and any franchise scores, franchise inspection reports or other similar information made available to Borrower or TRS Lessee during the subject month, (iii) FF&E and PIP expenditures, (iv) the most current Smith Travel Research Reports, in a form reasonably acceptable to Lender, then available to Borrower or TRS Lessee reflecting market penetration and relevant hotel properties competing with the Property and (v) monthly and year-to-date operating statements (including expenditures for FF&E) prepared for each calendar month, noting net operating income, gross income, and operating expenses (not including any contributions to the FF&E Reserve Funds and the Immediate Repair Funds), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses.

(e)          For the partial year period commencing on the Closing Date, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall (A) until the occurrence and continuance of a Cash Sweep Period, be provided to Lender for informational purposes only and (B) after the occurrence and during the continuance of a Cash Sweep Period be subject to Lender's written approval, such approval not to be unreasonably withheld (each such Annual Budget so approved by Lender, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower in accordance with this Section 4.12, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, (1) to the extent that an Approved Annual Budget does not exist for the immediately preceding calendar year, all operating expenses of the Property for the then current calendar year shall be deemed extraordinary expenses of the Property and shall be subject to Lender’s prior written approval (not to be unreasonably withheld or delayed) and (2) to the extent that an Approved Annual Budget exists for the immediately preceding calendar year, such Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses;

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(f)          Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of any SPE Party, Guarantor and Sponsor as may be reasonably requested by Lender.

(g)          Borrower shall furnish to Lender, within ten (10) Business Days after Lender's request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(h)          If Borrower shall consist of more than one Person, then the annual financial statements required to be delivered hereunder shall be in the form of an annual combined balance sheet of each Borrower (and no other Person), together with the related combined statements of operations, members’ capital and cash flows with respect to each Borrower, including a combined balance sheet and a statement of income for the Property on a combined basis.

(i)          Borrower agrees that all financial information delivered to Lender pursuant to this Section 4.12 shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the applicable Person; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in the form required by Lender and certified by a Responsible Officer of Borrower (B) in hardcopy and electronic formats and (C) in accordance with the Approved Accounting Method. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender or as expressly permitted by the terms of the Loan Documents. Borrower agrees that all financial information delivered hereunder shall not contain any misrepresentation or omission of a material fact.

Section 4.13         Contracts. Borrower may enter into any Contract without Lender’s consent so long as such Contract (a) contains terms that are commercially reasonable and comparable to existing local market terms for similar contractual agreements with respect to commercial properties similar to the Property as would be available from unaffiliated third parties and (b) does not contain any terms which would have a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property (including any renewals or extensions thereof, or any amendments or modifications thereto), which approval shall not be unreasonably withheld, conditioned or delayed. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions to be performed and observed by it under each Contract to which it is a party, and do all things necessary to preserve and keep unimpaired its rights thereunder, (ii) promptly notify Lender of any notice of default given by any party under any Major Contract and deliver to Lender a true copy of each such notice, and (iii) enforce the performance and observance of all of the material terms, covenants and conditions required to be performed and/or observed by the other party to each Contract and to which Borrower is a party in a commercially reasonable manner.

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Section 4.14         Cooperation in Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.15         Estoppel Certificates.

(a)          After request by Lender, Borrower, within ten (10) Business Days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the outstanding principal balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, and (v) any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)          Borrower shall use commercially reasonable efforts to deliver to Lender, within ten (10) Business Days of request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)          Borrower shall use commercially reasonable efforts to deliver to Lender, within ten (10) Business Days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender.

Section 4.16         Leases and Rents.

(a)          All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would have a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease.

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(b)          Without limitation of subsection (a) above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s prior written consent, alter, modify or change any Lease; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c)          Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of any commercial Tenant (if any exist at the Property) “going dark” under such Tenant’s Lease within five (5) Business Days after Borrower becomes aware of such Tenant “going dark” and Borrower’s failure to provide such notice shall constitute an Event of Default.

(d)          Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any commercial Lease or any Major Lease, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(e)          To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section 4.16 and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

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Section 4.17         Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Sponsor’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has actual knowledge.

Section 4.18         Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.19         Alterations. Notwithstanding anything contained herein (including, without limitation, Article 7 hereof) to the contrary, Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold, taking into account any Reserve Funds on deposit and available pursuant to the terms and conditions of the Loan Documents to pay such costs.

Section 4.20         Management Agreement.

(a)          Borrower shall (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, estimate, report and each material notice received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under the Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

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(b)          Borrower shall not, without the prior written consent of Lender (which consent may be conditioned, without limitation, on Lender’s receipt of evidence that the same would not result in a breach or violation of any Property Document), (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement (other than a renewal or extension provided for in the Management Agreement); provided, that, so long as no Event of Default shall have occurred and be continuing or would occur as a result of such replacement, Borrower may replace Manager with a Qualified Manager pursuant to a Qualified Management Agreement, (ii) enter into any new or other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by Manager of its interest under the Management Agreement, (iv) permit or suffer any transfer of the ownership, management or Control of an Affiliated Manager to occur, or (v) waive or release any of its rights and remedies under the Management Agreement in any material respect.

(c)          In the event that the Management Agreement expires or is surrendered, terminated or canceled (without limiting any obligation of Borrower to obtain Lender’s consent to any surrender, termination, cancellation, modification, renewal or extension of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall enter into a Qualified Management Agreement with a Qualified Manager contemporaneously with such expiration, surrender, termination or cancellation.

(d)          Lender shall have the right to require Borrower to replace Manager with a Qualified Manager chosen by Borrower which is not an Affiliated Manager to manage the Property pursuant to a Qualified Management Agreement upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default beyond any applicable notice and/or cure periods, (ii) if at any time a Cash Sweep Period has occurred and is continuing, (iii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (iv) if Manager shall become insolvent or a debtor in any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety (90) days of the filing thereof, or any voluntary bankruptcy or insolvency proceeding, or (v) if at any time Manager has engaged in gross negligence, fraud or willful misconduct.

(e)          Upon the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender.

(f)          If at any time Lender consents to the appointment of a new manager and/or the execution of a management agreement under this Agreement, such manager and Borrower shall, as a condition of Lender’s consent, execute an Assignment of Management Agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably satisfactory to Lender).

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Section 4.21         No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.22         ERISA.

(a)          Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)          Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)         Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)         Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)         Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)          Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan” (as each of the same is defined in Section 3.15 of this Agreement).

Section 4.23         Special Purpose Entity. Each SPE Party and each SPE Component Entity shall at all times comply with the requirements set forth on Exhibit C attached hereto and shall not take or permit any action that would result in any SPE Party or any SPE Component Entity not being in compliance with the representations, warranties and covenants set forth in Section 3.24 and Exhibit C attached hereto.

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Section 4.24         Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.25         Property Documents. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Property Documents of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (e) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (f) not, without the prior written consent of Lender, (i) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (ii) surrender, terminate or cancel the Property Documents, (iii) reduce or consent to the reduction of the term of the Property Documents, (iv) increase or consent to the increase of the amount of any charges under the Property Documents, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

Section 4.26         Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any transfers of all or any portion of the Property or any direct or indirect equity or beneficial interests in any SPE Party or any Guarantor that is not a natural person, (a) none of the funds or other assets of any SPE Party or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., the Patriot Act and any Executive Orders or regulations promulgated thereunder, each as may be amended from time to time, with the result that the investment in any SPE Party, Sponsor or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any SPE Party, Sponsor or any Guarantor, as applicable, with the result that the investment in any SPE Party, Sponsor or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any SPE Party, Sponsor or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in any SPE Party, Sponsor or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

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Section 4.27         Patriot Act. Each SPE Party shall comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over such SPE Party and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit any SPE Party’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over any SPE Party and/or the Property, including those relating to money laundering and terrorism. In the event that any SPE Party fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause such SPE Party to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Security Instrument and the other Loan Documents and shall be immediately due and payable.

Section 4.28         No Plan Assets; Illegal Activity/Forfeiture. Borrower shall take all necessary actions in order to remain in compliance with the representation contained in Sections 3.15 and 3.23 hereof at all times during the term of the Loan, and shall not take any actions that would cause Borrower to violate any of the same. Borrower covenants and agrees not to commit, permit or suffer to exist any act or omission affording any right of forfeiture described in Section 3.23.

Section 4.29         Intentionally Omitted.

Section 4.30         Franchise Agreement Covenants.

(a)          Borrower shall cause the Property to be operated, in all material respects, in accordance with the Franchise Agreement. In the event that the Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable, such that the Property shall continuously be operated under the flag or brand associated with a Franchise Agreement or Replacement Franchise Agreement. Upon execution of any Replacement Franchise Agreement, Borrower shall also deliver to Lender a comfort letter from the applicable Qualified Franchisor in form and substance satisfactory to Lender.

(b)          Borrower shall: (i) observe, comply with and enforce all of the terms and conditions of the Franchise Agreement; (ii) promptly notify Lender of any material default under the Franchise Agreement of which it is aware; and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report (including, without limitation, customer satisfaction reports), formal correspondence and material estimate received by it under the Franchise Agreement.

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(c)          If (i) an Event of Default occurs and is continuing, (ii) Franchisor shall become bankrupt or insolvent or (iii) a default occurs under the Franchise Agreement, Borrower shall, at the request of Lender, terminate the Franchise Agreement and replace the Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement, it being understood and agreed that the fees for such Qualified Franchisor shall not exceed then prevailing market rates.

(d)          Borrower shall complete and pay for in full any property improvement plan or similar requirement now or subsequently required by the Franchisor under the Franchise Agreement (any of the same, the “PIP”) in a good, workmanlike and lien free manner within the time-frame set forth in the PIP (including, without limitation, the Scheduled PIP).

(e)          Borrower shall not, without Lender’s prior consent: (i) surrender, terminate or cancel the Franchise Agreement or consent to Franchisor’s transfer of its interest thereunder; (ii) reduce or consent to the reduction of the term of the Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement in any material respect.

(f)          Borrower shall deliver to Lender, within ten (10) days of request, a comfort letter and estoppel certificate (unless included in the comfort letter) from Franchisor in form and substance reasonably satisfactory to Lender.

(g)          To the extent that Borrower fails to perform any obligation under the Franchise Agreement (including, without limitation, any obligation to perform any PIP), Borrower hereby grants Lender the right, as Borrower’s attorney-in-fact (which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest), to perform any such obligation and, if required, to enter the Property in order to perform the same. The aforesaid right of Lender shall be exercisable by Lender at Lender’s option and in Lender’s sole discretion. Any exercise by Lender of the aforesaid right shall be deemed exercised in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(h)          Borrower shall execute and deliver to Franchisor the New Franchise Agreement on November 15, 2017 and shall deliver to Lender on or before November 17, 2017 a fully executed copy of the New Franchise Agreement and related comfort letter, each in the form approved by Lender prior to the Closing Date.

Section 4.31         Tenants in Common.

(a)          Each Borrower shall timely perform all of its obligations under the TIC Agreement. Borrower shall give prompt written notice to Lender of any default under the TIC Agreement.

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(b)          Borrower shall not terminate, cancel, amend, modify, renew or extend the TIC Agreement, or add new parties thereto, or enter into any other agreement relating to the ownership, management or operation of the Property without the prior written consent of Lender and Lender’s receipt of a Rating Agency Confirmation. Any violation of the foregoing shall be an automatic Event of Default hereunder. Borrower covenants and agrees that Lender shall be and hereby is made an intended third party beneficiary of the TIC Agreement. Notwithstanding the foregoing, any action (or inaction) by a Borrower that constitutes an Event of Default hereunder, although such action (or inaction) is permitted under the terms of the TIC Agreement, shall nevertheless constitute an Event of Default hereunder and shall not be deemed waived by virtue of such action (or inaction) being permitted under the TIC Agreement.

(c)          Notwithstanding any provisions of applicable Legal Requirements or the TIC Agreement to the contrary, until the indefeasible payment and discharge in full of the Debt, each Borrower agrees, jointly and severally, that it shall not (and hereby waives, to the fullest extent possible under applicable law, any right to) file, commence, seek or prosecute an action for partition or forced sale of the Property and/or Improvements or any portion thereof.

(d)          It is agreed by each Borrower that Medalist Fund Manager, Inc. (i) at all times during the term of the Loan, shall act, directly or indirectly, as the operating manager for the Property on behalf of Borrower, (ii)  is authorized to be the sole contact and notice party for the Lender with respect to the Loan and shall act as each Borrower’s attorney-in-fact to receive all notices, including, without limitation, service of process for each Borrower and (iii) shall keep all books and records pertaining to the Loan separate from any other property of any other Borrower.

(e)          During the term of the Loan, each Borrower hereby waives any and all security interests and rights to impose a lien (including, without limitation, with respect to capital calls) under the TIC Agreement, and any other rights arising from state law, against the Property and the interests of any other party to the TIC Agreement. Each Borrower hereby waives any and all rights of subrogation, reimbursement, contribution, indemnity or otherwise arising by contract or operation of law (including, without limitation, any lien rights) from or against any other Borrower until the Loan is paid in full and all Borrowers’ obligations under the Loan Documents are satisfied.

(f)          Each Borrower agrees that (i) any purchase rights or rights of first refusal in favor of any Borrower shall be subject and subordinate to the Security Instrument and (ii) all indemnities and other rights and remedies of each Borrower shall be subject and subordinate to the Loan and the Security Instrument. Each Borrower covenants and agrees not to assert, collect, sue upon or otherwise enforce such rights, remedies and indemnities while any portion of the Debt is outstanding.

(g)          Each of the covenants and agreements set forth in this Agreement and each of the other Loan Documents is made equally by each Borrower (unless otherwise expressly provided). It is the intent of the parties hereto in making any determination under this Agreement, including, without limitation, in determining whether (i) a breach of a representation, warranty or a covenant has occurred, (i) there has occurred a Default or Event of Default, or (iii) an event has occurred which would create recourse obligations under Article 12 of this Loan Agreement or the Guaranty, that any such breach, occurrence or event with respect to any Borrower shall be deemed to be such a breach, occurrence or event with respect to all Borrowers and that all Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Borrower.

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(h)          During the term of the Loan, any modification, waiver, amendment, discharge or change of the TIC Agreement shall not be valid (i) unless it is consented to in writing by Lender, and (ii) after a Securitization, unless Borrower shall have provided Lender with a Rating Agency Confirmation.

ARTICLE 5

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 5.1           Insurance.

(a)          Unless otherwise agreed to by Lender in its sole and absolute discretion, Borrower, at its sole cost and expense, shall obtain and maintain during the entire term of the Loan, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:

(i)          property insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “all risk” or “special form” policy, including riot and civil commotion, vandalism, terrorist acts, malicious mischief, burglary and theft, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) waiving depreciation. The Full Replacement Cost must be adjusted annually to reflect increased value due to inflation. If this is not provided, Inflation Guard Coverage shall be required; (B) written on a no co-insurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000.00 (except for deductibles for windstorm and earthquake coverage, which deductibles may be up to five percent (5%) of the total insurable value of the Property); and (D) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Property shall at any time constitute legal non conforming structures or uses, including coverage for Loss to the Undamaged Portion, Demolition Costs and Increased Cost of Construction, all in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

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(ii)         commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00) applying “per location” if the policy covers more than one location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 11 hereof to the extent the same is available;

(iii)        rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsections (iv) (if applicable), subsection (vi), subsection (x) and Section 5.1(h) below; (C) containing an extended period of indemnity endorsement which provides the continued loss of income shall be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6)months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Rents from the Property for a period of twelve (12) months from the date of the Casualty. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the Gross Rents from the Property for the succeeding twelve (12) month period. Subject to Section 5.5(b), all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

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(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability insurance coverage forms do not otherwise apply, coverage all in form and substance and with limits, terms and conditions acceptable to Lender including (A) commercial general liability and umbrella insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required in this Section 5.1(a); and (B) the insurance provided for in subsection (i) above written in a so called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (iii), (vi), (x) and Section 5.1(h), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)         workers' compensation, subject to the statutory limits of the State in which the Property is located, and employer's liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)        boiler and machinery/equipment breakdown insurance in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance Policy required under subsection (i) above (if applicable);

(vii)       umbrella liability insurance in addition to primary coverage in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) and, if applicable, the Policies required in subsection (v) above and (viii) below;

(viii)      commercial auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender (if applicable);

(ix)         if applicable, insurance against employee dishonesty in an amount not less than one month of Gross Rents from the Property and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000.00) (if applicable); and

(x)          upon sixty (60) days' notice, such other insurance and in such amounts as Lender from time to time may request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)          All insurance provided for in Section 5.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance including deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance and, if requested by Lender, other documentation, in each case acceptable to Lender, evidencing the Policies, accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

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(c)          Any blanket insurance Policy shall be subject to Lender's approval and shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1(a). Lender shall have determined based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

(d)          All Policies of insurance provided for or contemplated by Section 5.1(a) shall name Borrower as a named insured and, in the case of liability coverages (except for the Policies referenced in Sections 5.1(a)(v) and (viii)) shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property insurance coverages, including but not limited to boiler and machinery, terrorism, flood and earthquake insurance, shall contain a standard non-contributing mortgagee/lender's loss payable clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee/lender's loss payable clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)          All property insurance Policies provided for in Section 5.1(a) shall:

(i)          provide that no act or negligence of Borrower or any other insured under the Policy, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)         provide that the Policy shall not be canceled without at least thirty (30) days' written notice to Lender, except ten (10) days' notice for non-payment of Insurance Premiums and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii)        not contain any provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder, except that Lender is permitted to make payments to effect the contribution of such Policy upon notice of cancellation due to non-payment of Insurance Premiums pursuant to the mortgagee clause required herein.

(f)          If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, or Borrower shall fail to deliver certificates of insurance and, if requested by Lender, other documentation evidencing the Policies, evidence of payment and any other information required by Section 5.1(b), no less than ten (10) days prior to the expiration date of any Policies, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all Insurance Premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

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(g)          In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)          If any of the all risk/special form property, rental loss and/or business interruption, commercial general liability or umbrella Policies include any exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts”, Borrower shall obtain and maintain terrorism coverage to cover such exclusion(s) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1(i) (a “Qualified Carrier”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, Borrower shall obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

(i)          All Policies required pursuant to Section 5.1(a): (i) shall be issued by companies authorized to do business in the State with a financial strength and claims paying ability rating of “A:X” or better by A.M. Best Company or “A” or better by S&P; (ii) shall, with respect to the property, rental loss and/or business interruption, commercial general liability and umbrella Policies, contain a waiver of subrogation against Lender; (iii) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies; and (iv) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Certified copies of the Policies shall be delivered to Lender, at 9 West 57th Street, Suite 4920, New York, New York 10019, Attention: Micah Goodman, General Counsel, on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies; provided, however, that if certified copies of the current Policies are not available on the date hereof, Borrower shall deliver to Lender on the date hereof documentation acceptable to Lender evidencing such Policies and shall deliver to Lender certified copies of such Policies within ten (10) days after such Policies are available. Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 7.2 hereof). In addition to the insurance coverages described in Section 5.1(a) above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

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Section 5.2           Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property and otherwise comply with the provisions of Section 5.4. Borrower shall pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed the Restoration Threshold, Borrower may settle and adjust such claim so long as no Event of Default has occurred and is continuing. Any such adjustment must be carried out by Borrower in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustment; provided, however, if Borrower fails to settle and adjust such claim within ninety (90) days after the Casualty, Lender shall have the right to settle and adjust such claim at Borrower’s cost and without Borrower’s consent. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

Section 5.3           Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation. Any such settlement and compromise must be carried out in a commercially reasonable and timely manner. In the event of a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

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Section 5.4           Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)          If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, then provided that no Event of Default has occurred and is continuing and the condition in Section 9.6 hereof has been satisfied, subject to Section 5.5 hereof, the Net Proceeds will be disbursed by Lender to Borrower upon receipt. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held for the benefit of Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

(b)          If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, subject to Section 5.5 hereof, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4(b).

(i)          The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)         no Event of Default shall have occurred and be continuing beyond any applicable notice and/or cure periods;

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(B)         (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the Property as reasonably determined by Lender, and (ii) rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than fifteen percent (15%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the Property;

(C)         Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;

(D)         Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents;

(E)         Lender shall be satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1(a)(iii) above, or (3) by other funds of Borrower;

(F)         Lender shall be satisfied that the Net Proceeds, together with any cash or cash equivalent deposited by Borrower with Lender, are sufficient to cover the cost of the Restoration;

(G)         Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the Property will not be less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation;

(H)         Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) nine (9) months after the occurrence of such fire or other casualty or taking, (3) the earliest date required for such completion under the terms of any Leases and the Property Documents, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 5.1(a)(iii) above;

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(I)         Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 5.4(b);

(J)         the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents;

(K)         the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Property Documents;

(L)         the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(M)         Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements (including, without limitation, satisfaction of the condition in Section 9.6 hereof) and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii)         The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

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(iii)        All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such acceptance not to be unreasonably withheld. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such acceptance not to be unreasonably withheld. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists beyond any applicable notice and/or cure period, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists beyond any applicable notice and/or cure period, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)        In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 5.4(b) shall mean the lesser of (a) an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, and (b) the maximum amount permitted by applicable Legal Requirements, in each case, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

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(v)         Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)        If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)       The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)          All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 5.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

Section 5.5           Business Interruption Proceeds Notwithstanding the foregoing provisions of this Article 5 to the contrary:

(a)          Subject to Section 5.5(b), payments received on account of the business interruption insurance specified in Section 5.1(a)(iii) above shall be deposited directly into the Casualty and Condemnation Account. Notwithstanding the last sentence of Section 5.1(a)(iii) above, and provided that no Event of Default shall have occurred and be continuing, proceeds received by Lender on account of business or rental interruption or other loss of income insurance specified in Section 5.1(a)(iii) above shall be (i) during the continuance of a Cash Sweep Period, deposited by Lender into the Cash Management Account (in installments relating to the relevant period) to the extent such proceeds (or a portion thereof) reflect a replacement for lost Rents for the relevant period, as determined by Lender in good faith, and such proceeds shall be applied by Lender in accordance with Section 8.3 hereof or (ii) provided that no Cash Sweep Period shall be continuing, held by Lender and disbursed to Borrower (in installments relating to the relevant period) to the extent such proceeds (or a portion thereof) reflect a replacement for lost Rents for the relevant period, as determined by Lender in good faith. All other such proceeds not reflecting a replacement for lost Rents shall be held by Lender and disbursed in accordance with Section 5.4 hereof.

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(b)          Notwithstanding the foregoing provisions of Section 5.5(a), if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that will be received from the property insurance carriers are sufficient to pay one hundred percent (100%) of the cost of fully restoring the Improvements or, if such Net Proceeds are to be applied repay the Loan in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to pay off the Loan in full.

ARTICLE 6

NO SALE OR ENCUMBRANCE; PERMITTED TRANSFERS

Section 6.1           No Sale/Encumbrance. It shall be an Event of Default hereunder if, without the prior written consent of Lender, a Prohibited Transfer occurs, other than (i) pursuant to Leases in accordance with the provisions of this Agreement and (ii) as expressly permitted pursuant to the terms of this Article 6.

Section 6.2           Intentionally Omitted.

Section 6.3           Permitted Equity Transfers.

(a)          Notwithstanding Section 6.1 hereof, the following equity transfers shall be permitted without Lender’s consent:

(i)          (A) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange or (B) a Permitted REIT Transfer; provided, that, the foregoing shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters).

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(ii)         a transfer (but not a pledge) by devise or descent or by operation of law upon the death or declaration of incompetence of a Restricted Party or any member, partner or shareholder of a Restricted Party, or the transfer (but not the pledge) in one or a series of transactions of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (provided, that, the foregoing shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents), so long as, in any case, each of the following conditions is satisfied:

(A)         no Event of Default has occurred and is continuing beyond any applicable notice and/or cure periods, or would occur as a result of such transfer;

(B)         Lender shall receive not less than thirty (30) days prior written notice of such transfers (except in the case of a transfer occurring upon the death or declaration of incompetence of any Person, in which case Lender shall receive written notice thereof not more than thirty (30) days after such transfer);

(C)         no such transfers shall result in a change in Control of Sponsor, Guarantor or Affiliated Manager;

(D)         after giving effect to such transfers, one or more Sponsors shall (1) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and any SPE Component Entity; (2) Control each Borrower and any SPE Component Entity and (3) control the day-to-day operation of the Property;

(E)         after giving effect to such transfers, the Property shall continue to be managed by Manager or a replacement Manager approved in accordance with the applicable terms and conditions hereof;

(F)         in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Exhibit C hereof;

(G)         such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (1) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (2) continue to comply with the covenants contained herein relating to ERISA matters;

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(H)         such transfers shall be permitted pursuant to the terms of the Property Documents;

(I)         if after giving effect to any equity transfer set forth in Section 6.3(a)(ii), ten percent (10%) or more in the aggregate of the direct or indirect ownership interests in Borrower, any SPE Component Entity or any Guarantor that is not a natural person would be owned by a Person (together with its Affiliates) which did not own ten percent (10%) or more of the direct or indirect ownership interests in such Person on the Closing Date or as a result of other equity transfers previously made in accordance with the terms and provisions of this Agreement, then, as a condition to any such equity transfer being permitted hereunder, Borrower shall deliver Lender credit searches (in form, scope and substance and from a provider, in each case, reasonably acceptable to Lender) with respect to such equity transfer; and

(J)         if after giving effect to any equity transfer set forth in Section 6.3(a)(ii), forty nine percent (49%) or more in the aggregate of the direct or indirect ownership interests in any Borrower, any SPE Component Entity or any Guarantor that is not a natural person would be owned by a Person (together with its Affiliates), other than Sponsor, which did not own forty nine percent (49%) or more of the direct or indirect ownership interests in such Borrower, any SPE Component Entity or such Guarantor, as applicable, on the Closing Date or as a result of other equity transfers previously made in accordance with the terms and provisions of this Agreement, then, as a condition to any such equity transfer being permitted hereunder, Borrower shall deliver to Lender (1) a Rating Agency Confirmation and (2) if a Non-Consolidation Opinion has previously been delivered in connection with the Loan, a New Non-Consolidation Opinion.

(iii)        the issuance or transfer (but not the pledge) in one or a series of transactions of ownership interests, including, without limitation, common or preferred stock and common or preferred partnership interests in Medalist Diversified REIT, Inc., a Maryland corporation (the “REIT”) or Medalist Diversified Holdings, L.P., a Delaware limited partnership (the “OP”) (provided, that, the foregoing shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents), so long as, in any case, each of the following conditions is satisfied:

(A)         no Event of Default has occurred and is continuing, or would occur as a result of such transfer;

(B)         no such transfers shall result in a change in Control of Sponsor, Guarantor or Affiliated Manager;

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(C)         after giving effect to such transfers, the REIT remains the general partner of the OP;

(D)         after giving effect to such transfers, one or more Sponsors shall (1) Control each Borrower and any SPE Component Entity and (2) control the day-to-day operation of the Property;

(E)         after giving effect to such transfers, the Property shall continue to be managed by Manager or a replacement Manager approved in accordance with the applicable terms and conditions hereof;

(F)         such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (1) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (2) continue to comply with the covenants contained herein relating to ERISA matters;

(G)         such transfers shall be permitted pursuant to the terms of the Property Documents;

(H)         if after giving effect to any equity transfer set forth in Section 6.3(a)(iii), twenty percent (20%) or more in the aggregate of the direct or indirect ownership interests in any Borrower, any SPE Component Entity or any Guarantor that is not a natural person would be owned by a Person (together with its Affiliates) which did not own twenty percent (20%) or more of the direct or indirect ownership interests in such Person on the Closing Date or as a result of other equity transfers previously made in accordance with the terms and provisions of this Agreement, then, as a condition to any such equity transfer being permitted hereunder, Borrower shall deliver Lender credit searches (in form, scope and substance and from a provider, in each case, reasonably acceptable to Lender) with respect to such equity transfer at least thirty (30) days prior to the occurrence of such transfer; and

(I)         if after giving effect to any equity transfer set forth in Section 6.3(a)(ii), forty nine percent (49%) or more in the aggregate of the direct or indirect ownership interests in any Borrower, any SPE Component Entity or any Guarantor that is not a natural person would be owned by a Person (together with its Affiliates), other than Sponsor, which did not own forty nine percent (49%) or more of the direct or indirect ownership interests in such Borrower, any SPE Component Entity or such Guarantor, as applicable, on the Closing Date or as a result of other equity transfers previously made in accordance with the terms and provisions of this Agreement, then, as a condition to any such equity transfer being permitted hereunder, Borrower shall deliver to Lender (1) a Rating Agency Confirmation and (2) if a Non-Consolidation Opinion has previously been delivered in connection with the Loan, a New Non-Consolidation Opinion.

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(J)         Lender shall receive written notice of any such transfer not more than ten (10) Business Days after such transfer (provided that nothing in this clause (J) shall limit the requirements of clauses (H) and (I) above).

(b)          Upon request from Lender, Borrower shall promptly provide Lender a revised version of the Organizational Chart reflecting any equity transfer consummated in accordance with this Section 6.3.

Section 6.4           Replacement Guarantor. To the extent that any Guarantor is a natural person, the death or incapacity of such Guarantor shall be an Event of Default hereunder unless such Guarantor is replaced in accordance with this Section 6.4. Borrower shall be permitted to substitute a replacement guarantor (a “Substitution”) and no Event of Default shall be deemed to have occurred hereunder, provided that each of the following terms and conditions are satisfied: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Substitution; (b) within thirty (30) days after the occurrence of such death or incapacity, Borrower delivers to Lender notice of its intent to substitute such Guarantor and, concurrently therewith, gives Lender all such information concerning the proposed substitute guarantor as Lender may reasonably require, including, without limitation, certified financial statements detailing assets and liabilities; (c) the replacement guarantor is a Satisfactory Replacement Guarantor; (d) within fifteen (15) days after delivery of the written notice described in the preceding clause (b), such Satisfactory Replacement Guarantor (i) assumes the obligations of Guarantor under the Guaranty and the Environmental Indemnity for events or conditions occurring prior to, as of and after the Substitution or (ii) executes and delivers to Lender a replacement guaranty and a replacement environmental indemnity in each case in form and substance the same as the Guaranty and the Environmental Indemnity, respectively, and otherwise reasonably acceptable to Lender, for events or conditions occurring prior to, as of and after the Substitution; (e) concurrently with such assumption or execution and delivery (i) such Satisfactory Replacement Guarantor delivers to Lender a spousal consent in form and substance acceptable to Lender, as and to the extent applicable, and (ii) each of Borrower, each remaining Guarantor and/or such Satisfactory Replacement Guarantor, as applicable, affirms each of their respective obligations under the Loan Documents; (f) Borrower delivers to Lender a Rating Agency Confirmation with respect to such Substitution; (g) if required by Lender or the Rating Agencies, Borrower delivers to Lender an opinion from counsel, and in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion stating, among other things, (i) that the Guaranty and the Environmental Indemnity (or the replacement guaranty and environmental indemnity, as the case may be) are enforceable against such Satisfactory Replacement Guarantor in accordance with their terms and (ii) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code or be subject to tax as a result of such Substitution; and (h) if required by Lender or the Rating Agencies and a Non-Consolidation Opinion has previously been delivered in connection with the Loan, Borrower delivers to Lender a New Non-Consolidation Opinion. No such death or replacement of a Guarantor shall hinder, impair, limit, terminate or effectuate a novation of the obligations or liabilities of any other Guarantor under any of the Loan Documents. As used herein, the term “Satisfactory Replacement Guarantor” shall mean a replacement guarantor that is acceptable to Lender, which determination shall be based upon, inter alia, (A) such replacement guarantor having (1) a direct or indirect ownership interest in Borrower, which is reasonably satisfactory to Lender, and (2) the ability to Control Borrower, (B) such replacement guarantor having a net worth and liquidity reasonably satisfactory to Lender, (C) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) reasonably required by Lender on such replacement guarantor, the results of which must be reasonably acceptable to Lender, (D) such replacement guarantor otherwise satisfying Lender’s then current applicable underwriting criteria and requirements, and (E) such replacement guarantor being an experienced operator and/or owner of properties similar in location, size, class, use, operation and value as the Property, as evidenced by financial statements and other information reasonably requested by Lender or requested by the Rating Agencies.

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Section 6.5           Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Section 4.23, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer (if at such time a Non-Consolidation Opinion has previously been issued to Lender in connection with the Loan) and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.6           Economic Sanctions, Anti-Money Laundering. Borrower shall (and shall cause its direct and indirect constituent owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Sections 3.27, 4.26 and 4.27 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership requirements specified in this Article 6 to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents, any Permitted Encumbrances and any Permitted REIT Transfer, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party.

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Section 6.7           Costs and Expenses. Borrower shall pay all costs and expenses of Lender in connection with any Transfer, assumption and/or replacement of any Guarantor, including, without limitation, the cost of any Rating Agency Confirmation and all reasonable fees and expenses of Lender’s counsel, and the cost of any required counsel opinions, including, without limitation, any New Non-Consolidation Opinion, if applicable.

ARTICLE 7

RESERVE FUNDS

Section 7.1           Immediate Repair Funds.

(a)          Borrower shall perform the repairs at the Property as set forth on Exhibit B hereto (all such repairs are hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the respective deadline for each repair as set forth on Exhibit B hereto (or, if no deadline is set forth, within ninety (90) days after the Closing Date). On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Immediate Repair Account”) an amount equal to $0. Amounts deposited pursuant to this Section 7.1 are referred to herein as the “Immediate Repair Funds”.

(b)          Lender shall disburse to Borrower the Immediate Repair Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Immediate Repairs to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have received a certificate from Borrower (A) stating that all Immediate Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Immediate Repairs, (B) identifying each Person that supplied materials or labor in connection with the Immediate Repairs to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of the Immediate Repairs exceeds $25,000, Lender shall have received a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of the Immediate Repairs exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Immediate Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Immediate Repair Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total Immediate Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

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Section 7.2           Tax and Insurance Funds. On the Closing Date, Borrower shall make an initial deposit with Lender with respect to Taxes and Insurance Premiums in an amount reasonably determined by Lender, to be held in Eligible Accounts by Lender or Servicer and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”. In addition, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies on the Insurance Payment Date (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). If, at any time, Lender determines that amounts on deposit or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a payment into the applicable Reserve Account in an amount which will be sufficient to make up such insufficiency, as reasonably determined by Lender. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.7 and 5.1 hereof, Lender shall either return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds (such election to be made by Lender in its discretion).

Section 7.3           FF&E Reserve Funds.

(a)          Beginning on the Monthly Payment Date occurring on December 9, 2019 and on each Monthly Payment Date thereafter, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “FF&E Reserve Account”) for FF&E costs, an amount equal to 1/12th of 4% of the greater of (i) gross revenues for the Property in the preceding calendar year or (ii) the projected gross revenues for the Property for the current calendar year according to the most recently submitted Annual Budget (the “FF&E Reserve Monthly Deposit”). Amounts deposited pursuant to this Section 7.3 are referred to herein as the “FF&E Reserve Funds”. Lender may reassess its estimate of the amount necessary for FF&E costs from time to time, and may require Borrower to increase the monthly deposits required pursuant to this Section 7.3 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

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(b)          Lender shall disburse FF&E Reserve Funds only for costs associated with FF&E reasonably approved by Lender. Lender shall disburse to Borrower the FF&E Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the FF&E to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are FF&E, (B) stating that all FF&E at the Property to be funded by the requested disbursement have been installed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the FF&E, (C) identifying each Person that supplied materials or labor in connection with the FF&E to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the disbursement amount exceeds $25,000, Lender shall have received a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the disbursement exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable work; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the FF&E at the Property to be funded by the requested disbursement has, as applicable, been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse FF&E Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of FF&E Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c)          Nothing in this Section 7.3 shall (i) make Lender responsible for any costs associated with any FF&E; (ii) require Lender to expend funds in addition to the FF&E Reserve Funds to pay for or complete, as applicable, any FF&E; (iii) obligate Lender to proceed with any FF&E work; or (iv) obligate Lender to demand from Borrower additional sums to pay for or complete, as applicable, any FF&E.

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(d)          Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of any Tenants under their Leases) to inspect the progress of any FF&E work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such FF&E work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

Section 7.4           Intentionally Omitted.

Section 7.5           Operating Expense Funds. On each Monthly Payment Date occurring on and after the occurrence and continuance of a Cash Sweep Period, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Period (such amount, the “Operating Expense Monthly Deposit”). Amounts deposited pursuant to this Section 7.5 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Lender shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).

Section 7.6           Excess Cash Flow Funds. On each Monthly Payment Date occurring after the occurrence and continuance of a Cash Sweep Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Period (the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”). Provided no Event of Default has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account upon the expiration of all Cash Sweep Periods in accordance with the applicable terms and conditions hereof shall be disbursed to Borrower.

Section 7.7           PIP Reserve Funds.

(a)          Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “PIP Reserve Account”) (i) on the Closing Date, the sum of . $2,206,099.00 on account of the Scheduled PIP, and (ii) on the date that any New PIP is imposed by the Franchisor pursuant to the Franchise Agreement, an amount equal to one hundred twenty-five percent (125%) of the sum required to pay for such New PIP. Amounts held in the PIP Reserve Account are herein referred to as the “PIP Reserve Funds”.

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(b)          Lender shall make disbursements from the PIP Reserve Funds as requested by Borrower to reimburse Borrower for Borrower’s actual, out-of-pocket expenses incurred in connection with the performance of any work related to the PIP (the “PIP Work”) provided that all of the following conditions are satisfied in connection therewith: (i) such request is made (A) on a form of draw request specified or approved by Lender and which shall at a minimum set forth (1) a general description of the PIP Work for which such disbursement is requested and (2) the accuracy of the invoices, to be attached thereto, which shall provide the quantity and price of each item purchased, if the PIP Work includes the purchase or replacement of specific items (such as appliances) and the price of all materials (grouped by type or category) used in any item of PIP Work other than the purchase or replacement of specific items and the cost of all contracted labor or other services applicable to each item of PIP Work for which such request for disbursement is made and (B) at least ten (10) days prior to the date on which Borrower requests such disbursement be made; (ii) on the date such request is received by Lender and on the date such disbursement is to be made, (A) no Event of Default shall exist and remain uncured and (B) the Franchise Agreement (1) is in full force and effect, with no defaults having occurred thereunder which are continuing beyond any applicable notice and/or cure periods, or (2) has been replaced with a Replacement Franchise Agreement in accordance with the terms and conditions of this Agreement; (iii) at Lender’s option, if the cost of any individual PIP Work exceeds $25,000, Lender shall have verified (by an inspection conducted at Borrower’s expense) performance of the associated PIP Work; (iv) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying that (1) such funds will be used to reimburse Borrower for, or to pay for, PIP Work and a general description thereof, (2) the same has not been the subject of a previous disbursement, (3) all previous disbursements have been used to pay or reimburse for the previously identified PIP Work and (4) any construction work associated with such PIP Work has been completed in a good and workmanlike manner and in accordance with the Franchise Agreement and all applicable Legal Requirements, (B) if requested by Lender, such additional reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor, (C) to the extent such disbursement is a reimbursement, copies of paid invoices for the amounts requested and, to the extent such disbursement is for payment, copies of the applicable unpaid invoices for the amounts requested and (D) if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection therewith; (v) funds remaining in the PIP Reserve Account are, in Lender’s judgment, sufficient to complete such PIP Work and all other outstanding PIP Work when required; (vi) at Lender’s option, Lender shall have received a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; and (vii) Lender shall have received such other evidence as Lender shall request that the PIP Work to be funded by the requested disbursement has been (A) completed and (B) paid for (or will be paid for upon such disbursement). Lender shall not be required to disburse PIP Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (unless the total amount of PIP Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

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(c)          Nothing in this Section 7.7 shall (i) make Lender responsible for making or completing any PIP Work; (ii) require Lender to expend funds in addition to the PIP Reserve Funds to complete any PIP Work; (iii) obligate Lender to proceed with the PIP Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any PIP Work.

(d)          The insufficiency of any balance in the PIP Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents and to complete any PIP that may be required under the Franchise Agreement or otherwise by Franchisor.

(e)          Upon the written request of Borrower following (i) completion of all outstanding PIP in accordance with the terms and conditions hereof and (ii) Lender’s receipt of the PIP Completion Evidence, any remaining PIP Reserve Funds on deposit in the PIP Reserve Account shall be deposited into the FF&E Reserve Account and held in accordance with the terms and conditions of Section 7.3 hereof.

Section 7.8           [Intentionally Omitted.]

Section 7.9           The Accounts Generally.

(a)          Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 7.9 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder, in each case, as reasonably determined by Lender.

(b)          Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

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(c)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default beyond any applicable notice and cure period, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)          The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)          Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)          Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

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(g)          Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender. Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 7.9(h) hereof. Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account. All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(h)          Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Lender or Servicer provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted. Lender shall not be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.

(i)          Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

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ARTICLE 8

CASH MANAGEMENT

Section 8.1           Establishment of Certain Accounts.

(a)          Borrower shall, upon the first occurrence of a Cash Sweep Period, establish an Eligible Account (the “Clearing Account”) pursuant to the Clearing Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Clearing Account Agreement, funds on deposit in the Clearing Account shall be transferred to or at the direction of Borrower unless a Cash Sweep Period exists, in which case such funds shall be transferred on each Business Day to the Cash Management Account.

(b)          Upon the first occurrence of a Cash Sweep Period, Lender, on Borrower’s behalf, shall establish (i) an Eligible Account with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender (the “Cash Management Account”) and (ii) an Eligible Account with Lender or Servicer into which Borrower shall deposit, or cause to be deposited, the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”).

Section 8.2           Deposits into and Maintenance of Clearing Account.

(a)          Borrower represents, warrants and covenants that, upon the first occurrence of a Cash Sweep Period and thereafter for so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager and/or TRS Lessee to, immediately deposit all revenue derived from the Property and received by Borrower, TRS Lessee or Manager, as the case may be, into the Clearing Account; (ii) Borrower and TRS Lessee shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Clearing Account and (B) all funds otherwise payable to Borrower or TRS Lessee by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Clearing Account; (iii) Borrower shall instruct TRS Lessee to immediately deposit (A) all revenue derived from the Property collected by TRS Lessee, if any, pursuant to the TRS Lease (or otherwise) into the Clearing Account and (B) all funds otherwise payable to Borrower by TRS Lessee pursuant to the TRS Lease (or otherwise in connection with the Property) into the Clearing Account; (iv) (A) Borrower shall send (1) a notice, in a form approved by Lender, to all Tenants then occupying space at the Property pursuant to Leases, if any, directing them to pay all rent and other sums due under the Lease to which they are a party into the Clearing Account (such notice, the “Tenant Direction Notice”) and, if Borrower fails to do so, Borrower hereby authorizes Lender to do so and (2) a notice, in a form approved by Lender, to all credit card companies and credit card clearing banks with which Borrower, TRS Lessee or Manager has entered into agreements with respect to the Property directing them to pay all receipts payable with respect to the Property into the Clearing Account (such notice, the “Credit Card Direction Notice”) and, if Borrower fails to do so, Borrower hereby authorizes Lender to do so, (B) (1) simultaneously with the execution of any Lease entered into on or after the occurrence of such Cash Sweep Period in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice and (2) simultaneously with the execution of any credit card company agreement, credit card bank agreement or similar agreement entered into on or after the occurrence of such Cash Sweep Period in accordance with the applicable terms and conditions hereof, Borrower shall furnish the counterparty thereunder the Credit Card Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices and Credit Card Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. From and after the first occurrence of a Cash Sweep Period, until deposited into the Clearing Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 8.2 without Lender’s prior written consent.

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(b)          From and after the first occurrence of a Cash Sweep Period, Borrower shall maintain the Clearing Account for the term of the Loan, which Clearing Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Clearing Account Agreement). The Clearing Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account. Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof. All costs and expenses for establishing and maintaining the Clearing Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the Clearing Account Agreement. Borrower shall not alter or modify either the Clearing Account or the Clearing Account Agreement, in each case without the prior written consent of Lender. The Clearing Account Agreement shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the Clearing Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the Clearing Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Clearing Account. Lender shall provide Borrower with prompt written notice of any such renaming of the Clearing Account. Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The Clearing Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Clearing Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Clearing Account Agreement by Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Clearing Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (4) send any new Credit Card Direction Notices, Tenant Direction Notices and other notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 8.2 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

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(c)          Subject to the terms and conditions of the Clearing Account Agreement, during any Cash Sweep Period, all funds on deposit in the Clearing Account shall be transferred into the Cash Management Account and applied as set forth in Section 8.3 below.

Section 8.3           Disbursements from the Cash Management Account. On each Monthly Payment Date, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a)          First, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(b)          Then, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(c)          Then, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(d)          Then, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date shall be deposited in the Debt Service Account;

(e)          Then, funds sufficient to pay the FF&E Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the FF&E Reserve Account;

(f)          Then, funds sufficient to pay any required deposit into the PIP Reserve Account for the then applicable Monthly Payment Date, if any, shall be deposited in the PIP Reserve Account;

(g)          Then, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

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(h)          Then, to the extent that a Cash Sweep Period has occurred and is continuing, funds sufficient to pay the Operating Expense Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account; and

(i)          Lastly, all amounts remaining in the Cash Management Account after deposits for items (a) through (h) above (“Excess Cash Flow”) shall (i) to the extent that a Cash Sweep Period due solely to the existence of a Franchise Sweep Period has occurred and is continuing, be deposited into the PIP Reserve Account, (ii) to the extent that any other Cash Sweep Period has occurred and is continuing, be deposited into the Excess Cash Flow Account or (iii) to the extent that no Cash Sweep Period exists, be disbursed to Borrower.

Section 8.4           Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.

Section 8.5           Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 9

SECONDARY MARKET

Section 9.1           Securitization.

(a)          Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”. At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)          If requested by Lender in connection with any Secondary Market Transaction, Borrower shall assist Lender (at Lender’s sole cost and expense, other than any de minimis costs of Borrower, which shall be paid by Borrower):

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(i)          provide (A) updated financial and other information with respect to the Property, the business operated at the Property, any SPE Party, Guarantor, Sponsor, any SPE Component Entity and Manager, as set forth herein, (B) updated budgets relating to the Property, (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance acceptable to Lender and the Rating Agencies;

(ii)         provide new and/or updated opinions of counsel, which may be relied upon by Lender, the NRSROs and their respective counsel, agents and representatives, as may be customary in Secondary Market Transactions or required by the Rating Agencies, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies;

(iii)        provide updated (as of the closing date of the applicable Secondary Market Transaction) representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require;

(iv)        execute such amendments to the Loan Documents, the Property Documents and any SPE Party’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies to effect any Secondary Market Transaction, including, without limitation, (A) amend and/or supplement the independent director provisions provided on Exhibit C attached hereto, in each case, (B) bifurcating the Loan into two or more components and/or additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity (except as provided in subclause (C) above) or the amortization of principal set forth herein, except in connection with a Loan Bifurcation which may result in varying interest rates and, as applicable, amortization schedules, but which shall have the same initial weighted average coupon of the original Note; and

(v)         review any Disclosure Document or any interim draft thereof furnished by Lender to Borrower with respect to information contained therein that was furnished to Lender by or on behalf of any SPE Party specifically in connection with the preparation of such Disclosure Document and provide to Lender any revisions to such Disclosure Document or interim draft thereof necessary to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

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(c)          Upon request, Borrower shall furnish to Lender from time to time such financial data and financial statements as Lender determines to be necessary, advisable or appropriate for complying with any applicable legal requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB)) within the timeframes necessary, advisable or appropriate in order to comply with such legal requirements.

Section 9.2           Disclosure and Indemnification.

(a)          Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the NRSROs, investment banking firms, accounting firms, law firms and other third-party advisory and service providers, in each case, in connection with any Secondary Market Transaction. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)          Borrower agrees to indemnify Lender, the Lender Group and the Underwriter Group against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any Rating Agency Confirmation.

(c)          Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.

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(d)          The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower and/or any Borrower Party to comply with the provisions of Section 9.1 and/or Section 9.2 within the timeframes specified therein and/or as otherwise required by Lender shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower (on its own behalf and on behalf of each Borrower Party) hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower Party under Sections 9.1, 9.2 and/or 9.5 in the event any Borrower Party fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Notwithstanding anything to the contrary contained herein, (i) except as otherwise expressly provided to the contrary in this Article 9, each Borrower Party shall bear its own cost of compliance with this Article (including, without limitation, the costs of any ongoing financial reporting or similar provisions contained herein) and (ii) to the extent that the timeframes for compliance with such ongoing financial reporting and similar provisions are shorter than the timeframes allowed for comparable reporting obligations under Section 4.12 hereof (if any), the timeframes under this Article 9 shall control.

Section 9.3           Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 9.4           Servicer.

(a)          At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer and trustee, together with its agents, designees or nominees, collectively, “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under the Loan Documents to the Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement and/or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall pay (i) any fees and expenses of Servicer (including, without limitation, attorneys' fees and disbursements) in connection with any release of the Property or a portion thereof, any prepayment, defeasance, transfer, assumption, amendment or modification of the Loan, any documents or other matters requested by Borrower or any Guarantor, any special servicing or workout of the Loan or enforcement of the Loan Documents, including, without limitation, any advances made by Servicer and interest on such advances, any liquidation fees in connection with the exercise of any or all remedies permitted under this Agreement and (ii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that a Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); provided, however, that Borrower shall not be responsible for payment of any fees or expenses required to be borne by, and not reimbursable to, Servicer. Without limiting the generality of the foregoing, Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto pursuant to the terms of the Loan Documents.

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(b)          Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower and any Guarantor under the Loan Documents.

(c)          Provided Borrower shall have received notice from Lender of Servicer's address, Borrower shall deliver, and cause to be delivered, to Servicer duplicate originals of all notices and other documents and instruments which Borrower and/or any Guarantor deliver to Lender pursuant to the Loan Documents. No delivery of any such notices or other documents shall be of any force or effect unless delivered to Lender and Servicer as provided in this Section 9.4(c).

Section 9.5           Lender Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate. Borrower shall, at Lender’s sole cost and expense (other than any de minimis costs of Borrower, which shall be paid by Borrower), cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more entities satisfying applicable Rating Agency criteria for single-purpose entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies; and (iv) delivering Replacement Interest Rate Cap Agreements and the related Collateral Assignments of Interest Rate Cap Agreement for the Loan and the mezzanine loan. Borrower shall, at Lender’s sole cost and expense (other than any de minimis costs of Borrower, which shall be paid by Borrower) cooperate with Lender in Lender’s exercise of the Lender Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more entities satisfying applicable Rating Agency criteria for single-purpose entities (the “Senior Mezzanine Borrower”), which such Senior Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Senior Mezzanine Equity Collateral”), and (B) together with such constituent equity owners of such Senior Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan consummated in connection with the Lender Mezzanine Option (the “Senior Mezzanine Loan”) and a pledge and security agreement pledging the Senior Mezzanine Equity Collateral to Lender as security for the Senior Mezzanine Loan); (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies; and (iv) delivering Replacement Interest Rate Cap Agreements and the related Collateral Assignments of Interest Rate Cap Agreement for the Loan and the Senior Mezzanine Loan. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrower hereby acknowledges and agrees that (1) the Mezzanine Loan shall at all times be junior and subordinate to the Senior Mezzanine Loan, (2) without limitation of the foregoing, the Senior Mezzanine Equity Collateral will be of a more direct interest in Borrower and any SPE Component Entity than the Mezzanine Equity Collateral, (3) Lender, in its capacity as Lender under the Senior Mezzanine Loan shall be a party to the Mezzanine Intercreditor, (4) to the extent that the Mezzanine Loan is consummated prior to the Senior Mezzanine Loan, the Mezzanine Loan Documents shall provide for the terms and conditions set forth in this Section 9.5 and shall further require Mezzanine Borrower and Mezzanine Lender to cooperate in connection therewith (which such cooperation shall include, to the extent required, executing such amendments to the Loan Documents, Mezzanine Loan Documents, Mezzanine Intercreditor and the organizational documents of such direct or indirect owners of Borrower, in each case, as may be required by Lender or the Rating Agencies in connection therewith) and (5) Borrower shall cooperate (and shall cause Mezzanine Borrower to cooperate) in connection with the foregoing (which such cooperation shall include, to the extent required, executing such amendments to the Loan Documents, Mezzanine Loan Documents, Mezzanine Intercreditor and the organizational documents of such direct or indirect owners of Borrower, in each case, as may be required by Lender or the Rating Agencies in connection therewith). Lender acknowledges that its rights under this Section 9.5 may be subject to certain requirements set forth in the Mezzanine Intercreditor, but Lender’s direction to Borrower requesting compliance with the terms and conditions of this Section 9.5 shall be deemed to confirm that any such requirements in the Mezzanine Intercreditor have been satisfied and Borrower shall comply with any such request as set forth in this Section 9.5.

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Section 9.6           REMIC Savings Clause. Notwithstanding anything herein to the contrary, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the real property relating to the Property, the ratio of the unpaid principal balance of the Loan to the value of the remaining real property relating to the Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and it being agreed and acknowledged that such loan-to-value determination shall be based on the value of only real property and shall exclude any personal property or going-concern value, if any), the principal balance of the Loan must be paid down by Borrower by an amount sufficient to satisfy REMIC Requirements, unless the Lender receives an opinion of counsel acceptable to Lender that the Loan will not fail to maintain its status as a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code as a result of the related release of lien.

Section 9.7           Syndication; Registered Form.

(a)          Borrower acknowledges that Lender and any Co-Lender may, at their option and without the consent of Borrower, sell with novation all or any part of their right, title and interest in and to the Loan (the “Syndication”) to one or more additional lenders (each a “Co-Lender”). In connection therewith, Borrower will take all actions as Lender and any such Co-Lender may reasonably request to assist Lender and /or such Co-Lender in consummating any such Syndication including, without limitation: (i) facilitating the review of the Loan and the Property by any prospective Co-Lender; (ii) assisting and cooperating with Lender in the preparation of information offering materials in connection with any such Syndication (which assistance may include reviewing and commenting on drafts of such materials and drafting portions thereof); (iii) delivering updated financial information, operating statements and other information with respect to Borrower and the Property (including, without limitation, appraisals); (iv) making representatives of Borrower available during regular business hours upon reasonable notice to meet with prospective Co-Lenders (for tours of the Property or otherwise); (v) facilitating direct contact between the senior management and advisors of Borrower and any prospective Co-Lender; (vi) providing Lender with all information reasonably deemed necessary by Lender to complete any such Syndication to the extent such information is in the possession of the Borrower Parties or their Affiliates or agents; and (vii) executing such modifications to the Loan Documents as may be required by Lender or any Co- Lender in connection with any such Syndication (provided that such modifications will not, change in the aggregate any economic terms or other material terms of the Loan Documents, or otherwise materially increase the obligations or materially decrease the rights of Borrower from those contemplated in the Loan Documents. The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender. Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan. Borrower acknowledges and agrees, with respect to any co-lending agreement (or similar agreement) among the Co-Lenders, that (A) any such agreement shall be solely for the benefit of the Co-Lenders, and that Borrower shall not be a third-party beneficiary (intended or otherwise) of any of the provisions therein, shall not have any rights thereunder, and shall not be entitled to rely on any of the provisions contained therein, (B) Borrower’s obligations under the Loan Documents are and will be independent of any such agreement and shall remain unmodified by the terms and provisions thereof, (C) any such agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision, and (D) the Co-Lenders shall have no obligation to disclose to Borrower the contents of any such agreement. All costs incurred in connection with any Syndication shall be paid by Lender, other than any de minimis costs of Borrower, which shall be paid by Borrower.

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(b)          At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, a register (the “Register”) for the recordation of the names and addresses of Lender and any other lender or Co-Lender, and the principal amounts (and stated interest) under the Loan Documents owing to Lender and each other lender or Co-Lender pursuant to the terms of the Loan Documents from time to time, in a manner that shall cause the Loan to be considered to be in registered form for purposes of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRS Code. The entries in the Register shall be conclusive absent manifest error, and Borrower, Lender and other lenders and Co-Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, Lender and any other lender of Co-Lender, at any reasonable time and from time to time upon reasonable prior notice. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents. If the Registrar has not been appointed to maintain the Register, the transfer of the Note may be effected only by surrender of the Note and the reissuance by Borrower of the Note to the transferee.

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ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1         Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)          if (i) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (ii) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due or (iii) any other portion of the Debt is not paid when due and (in the case of this clause (iii)) such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(b)          if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (i) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in question for the express purpose of paying the Taxes or Other Charges in question and Lender failed to pay the Taxes or Other Charges in question when required hereunder, (ii) Lender’s access to such sums was not restricted or constrained in any manner and (iii) no Event of Default was continuing;

(c)          if (i) the Policies are not kept in full force and effect, except to the extent (A) the failure to maintain such Policies resulted solely from failure to pay the applicable Insurance Premiums therefor, (B) sums sufficient to pay such Insurance Premiums had been reserved hereunder prior to the applicable due date for the express purpose of paying such Insurance Premiums and Lender failed to pay the same when required hereunder, (C) Lender’s access to such sums was not restricted or constrained in any manner and (D) no Event of Default was continuing, or (ii) evidence of the Policies being in full force and effect is not delivered to Lender as and when required in Section 5.1 hereof and either (A) such failure continues for two (2) Business Days following written notice thereof to Borrower or (B) such failure continues beyond the date that is two (2) Business Days prior to the scheduled expiration date of such Policies;

(d)          if (i) any of the representations or covenants contained in Sections 3.24 or 4.23 hereof are breached or violated (provided, however, that, with respect to breaches or violations of any such covenants, as distinguished from representations or warranties, under the Loan Documents, such breach or violation shall not result in an Event of Default hereunder if (A) such breach or violation was inadvertent, non-recurring and immaterial and (B) within twenty (20) days of the earlier to occur of notice from Lender or Borrower’s knowledge of such breach or violation thereof, Borrower (x) cures such breach or violation, (y) provides Lender with written evidence of such cure and (z) if requested by Lender, delivers to Lender a New Non-Consolidation Opinion relating to such breach or violation), or (ii) any of the representations or covenants contained in Sections 3.32, 4.25 or Article 6 hereof or in the Property Document Provisions are breached or violated;

(e)          if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made;

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(f)          if (i) Borrower, TRS Lessee, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall commence any voluntary case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, TRS Lessee or any managing member or general partner of Borrower or TRS Lessee, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower, TRS Lessee or any managing member or general partner of Borrower or TRS Lessee, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, TRS Lessee, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, TRS Lessee, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, TRS Lessee, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) any of Borrower, TRS Lessee, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(g)          if Borrower or TRS Lessee shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(h)          if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable or a lien being contested in accordance with Section 4.8(b) hereof, and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(i)          if any federal tax lien is filed against Borrower, TRS Lessee, any SPE Component Entity, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

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(j)          if Borrower shall fail to deliver to Lender any financial reporting item required by this Agreement (including without limitation any of the items required by Section 4.12 hereof), on the date the same is due, and such failure continues for ten (10) days after written notice thereof from Lender;

(k)          if Borrower shall fail to comply with any of its obligations under Section 4.15 hereof;

(l)          if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(m)          if any of the assumptions contained in any Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect;

(n)          if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrender, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(o)          if Borrower fails to appoint a replacement Manager upon the request of Lender and/or fails to comply with any limitations on instructing the Manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement, the Assignment of Management Agreement and the Security Instrument;

(p)          if any representation and/or covenant herein relating to ERISA matters is breached;

(q)          if (i) any Interest Rate Cap Agreement is terminated for any reason by Borrower or Counterparty or (ii) Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Cap Agreement and otherwise comply with the covenants set forth in Section 2.8 hereof;

(r)          if (i) the TIC Agreement is terminated without the prior written consent of Lender, (ii) the ownership, management or control under the TIC Agreement is transferred without the prior written consent of Lender; (iii) there is a modification or amendment to the TIC Agreement without the prior written consent of Lender, (iv) if there shall be a default by any Borrower under the TIC Agreement or (v) any action or proceeding to partition the Property or any portion thereof or any action to compel the sale thereof is filed or commenced;

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(s)          if (i) Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation) or (ii) without Lender’s prior written consent, any liquor, hotel and/or other material license relating to the Property (including, without limitation, the Franchise Agreement) ceases to be in full force and effect;

(t)          if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;

(u)          with respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (t) above or not otherwise expressly specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of sixty (60) days; or

(v)         if any default shall exist under any of the other Loan Documents or the TRS Lease beyond any applicable cure periods contained in such Loan Documents or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2         Remedies.

(a)          Upon the occurrence and during the continuance of an Event of Default beyond any applicable notice and/or cure periods set forth in Section 10.1 above, (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

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(b)          Upon the occurrence and during the continuance of an Event of Default beyond any applicable notice and/or cure periods set forth in Section 10.1 above,, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)          Upon the occurrence and during the continuance of an Event of Default beyond any applicable notice and/or cure periods set forth in Section 10.1 above, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

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(d)          Upon the occurrence and during the continuance of an Event of Default beyond any applicable notice and/or cure periods set forth in Section 10.1 above, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)          Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

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ARTICLE 11

INDEMNIFICATIONS

Section 11.1         General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts and in accordance with the terms of the Loan Documents. Any amounts payable to Lender by reason of the application of this Section 11.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Section 11.2         Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents.

Section 11.3         ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.15 or 4.22 of this Agreement.

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Section 11.4         Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 11.5         Survival. The obligations and liabilities of Borrower under this Article 11 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

ARTICLE 12

EXCULPATION

Section 12.1         Exculpation.

(a)          Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any guaranty or indemnity made in connection with the Loan (including, without limitation, indemnities set forth in Article 11 hereof, Section 9.2 hereof, in the Guaranty and in the Environmental Indemnity) or any of the rights and remedies of Lender thereunder in accordance with the terms thereof; (4) impair the right of Lender to obtain the appointment of a receiver or to enforce its rights and remedies provided in Articles 7 and 8 hereof; (5) impair the enforcement of any assignment of leases contained in the Security Instrument; (6) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (7) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including attorneys’ fees and expenses reasonably incurred) arising out of or in connection with the following:

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(i)          fraud or misrepresentation by any Borrower Party in connection with the Loan;

(ii)         the gross negligence or willful misconduct of any Borrower Party;

(iii)        any litigation or other legal proceeding related to the Debt filed by any Borrower Party or any other action of any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents that is found by a court of competent jurisdiction to be frivolous, brought in bad faith, wholly without merit or wholly without basis in fact or law;

(iv)        material physical waste to the Property caused by the intentional acts or intentional omissions of any Borrower Party and/or the removal or disposal of any portion of the Property after an Event of Default;

(v)         the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property (or any portion thereof), (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents, (D) any Tenant security deposits or other Rents collected in advance or (E) any other monetary collateral for the Loan (including, without limitation, any Reserve Funds and/or any portion thereof disbursed to (or at the direction of) Borrower);

(vi)        failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Property (except, in the case of Taxes, to the extent that (x) the revenue from the Property is insufficient to pay such amounts or (y) amounts sufficient to pay such Taxes have been deposited with Lender hereunder in the Tax Account and Lender does not apply the same in payment thereof in violation of the terms and conditions of the Loan Documents);

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(vii)       failure to pay Insurance Premiums (except to the extent that (x) the revenue from the Property is insufficient to pay such amounts or (y) amounts sufficient to pay such Insurance Premiums have been deposited with Lender hereunder in the Insurance Account and Lender does not apply the same in payment thereof in violation of the terms and conditions of the Loan Documents), to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein;

(viii)       any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix)       any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents or any transfer or similar taxes (whether due upon the making of the same or upon Lender’s exercise of its remedies under the Loan Documents), but excluding any income, franchise or other similar taxes;

(x)       any forfeiture or seizure of the Property (or any portion thereof and/or interest therein) resulting from a violation or breach of any applicable law;

(xi)       any violation or breach of any representation, warranty or covenant contained in Sections 3.24 or 4.23 hereof or Exhibit C attached hereto;

(xii)       any violation or breach by or on behalf of any Borrower Party of any exclusivity (or similar) provision in any Major Lease that permits or could permit the Tenant thereunder the right to terminate such Major Lease or abate rent thereunder;

(xiii)       the failure to purchase or replace (as applicable) any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement (as applicable), in each case, as and when required by the terms hereof; and/or

(xiv)       any violation or breach of the Property Document Provisions and/or any Property Document Event.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) the first Monthly Debt Service Payment is not paid when due; (ii) any representation, warranty or covenant contained in Sections 3.24 or 4.23 hereof or Exhibit C attached hereto is violated or breached, and (A) a court of competent jurisdiction orders a substantive consolidation of Borrower or TRS Lessee based, in whole or in part, on such violation or breach or (B) the Property or any portion thereof or interest therein becomes an asset in a bankruptcy or insolvency proceeding as a result of (in whole or in part) or due to (in whole or in part) such violation or breach; (iii) any representation, warranty or covenant contained in Article 6 hereof is violated or breached; (iv) a Bankruptcy Event occurs; (v) any of the provisions of the TIC Agreement or the TRS Lease are amended, modified, cancelled, terminated, surrendered, withdrawn or waived without Lender’s prior written consent; (vi) any Borrower or any of their members, partners, principals or agents files or commences any action or proceeding to partition the Property or any portion thereof or any action to compel the sale thereof; or (vii)(A) the Franchise Agreement (or any replacement thereto) is modified, terminated or cancelled without the prior written consent of Lender, or the Franchise Agreement otherwise expires for any reason during the term of the Loan (including, without limitation, upon its scheduled expiration date) or (B) Borrower accepts a surrender or modification of the Franchise Agreement (or any replacement thereto) without the prior written consent of Lender.

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ARTICLE 13

FURTHER ASSURANCES

Section 13.1     Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 13.2     Recording of Security Instrument, etc. Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do.

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Section 13.3     Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 13.3.

Section 13.4     Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)       If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.

(b)       Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)       If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

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ARTICLE 14

WAIVERS

Section 14.1     Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 14.2     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 14.3     Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 14.4     Waiver of Trial by Jury. BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

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Section 14.5     Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 14.6     Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 14.7     Marshalling and Other Matters. Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 14.8     Waiver of Statute of Limitations. To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 14.9     Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

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Section 14.10     Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 15

MISCELLANEOUS

Section 15.1     Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 15.2     Expenses; Indemnity.

(a)       Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) except to the extent otherwise expressly set forth in this Agreement or any of the other Loan Documents, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to the Loan Documents and any other documents or matters requested by Borrower or any Guarantor; (ii) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the liens in favor of Lender pursuant to the Loan Documents; (iii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property or any other security given for the Loan; (iv) enforcing any Obligations of, or collecting any payments due from, Borrower or any Guarantor under the Loan Documents or with respect to the Property; (v) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws; (vi) protecting Lender’s interest in the Property or any other security given for the Loan; and (vii) Lender’s participation (including, without limitation, responding to any service of process, subpoena, or other request) in any litigation or other proceeding involving or related to any Borrower Party, the Loan or the Loan Documents and/or Lender’s response to any other service of process, subpoena, or other request from any Governmental Authority involving or related to any Borrower Party, the Loan or the Loan Documents (including, without limitation, in each case, any legal fees incurred in connection therewith); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender, as determined by a final non appealable judgment of a court of competent jurisdiction. Any costs due and payable to Lender may be paid, at Lender’s election in its sole discretion, from any amounts in the Cash Management Account.

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(b)       Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any default or breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, the Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any materials or information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Security Instrument, the Property or any interest therein, or receipt of any Rents; (v) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against such Indemnified Party with respect thereto; and (vi) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Indemnified Parties hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Indemnified Parties, as determined by a final non appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. The provisions of Section 15.2(a) and this Section 15.2(b) shall (A) survive any payment or prepayment of the Loan and any foreclosure or satisfaction of the Security Instrument and (B) apply equally in favor of the then-current Lender hereunder and any prior Lender hereunder (regardless of whether any such prior Lender has retained any obligations hereunder following the applicable assignment of the Loan, this Agreement and the other Loan Documents).

(c)       Borrower hereby agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees imposed, and costs and expenses incurred, by any Rating Agency in connection with any Rating Agency review of the Loan or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of the Loan Documents, and Lender shall be entitled to require payment of such fees, costs and expenses as a condition precedent to obtaining any such consent, approval, waiver or confirmation.

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Section 15.3     Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person. The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower hereby represents and warrants that the only Broker engaged by any Borrower Party in connection with the transactions contemplated by this Agreement is Grandbridge. Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

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Section 15.4     Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND DELIVERED TO LENDER BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 15.5     Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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If to Borrower:	PMI Greensboro, LLC 406 Page Road Nashville, Tennessee 37205 Attention: Kurt A. Schirm

MDR Greensboro, LLC 11 S. 12th Street, Suite 401 Richmond, Virginia 23219 Attention: William Elliott]

With a copy to:	Kaplan Voekler Cunningham & Frank PLC 1401 E. Cary Street Richmond, VA 23219 Attention: D. Zachary Grabill, Esq.

If to Lender:	Benefit Street Partners Realty Operating Partnership, L.P. 9 West 57th Street, Suite 4920 New York, New York 10019
Attention: Micah Goodman, General Counsel

With a copy to:	Seyfarth Shaw LLP
Two Seaport Lane, Suite 300
Boston, MA 02210
Attention: Sean O’Brien, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 15.6     Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 15.7     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 15.8     Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

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Section 15.9     Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 15.10     Exhibits Incorporated. The Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 15.11     Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 15.12     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)       Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)       This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

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(c)       The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property. Furthermore, each Borrower Party has obtained advice of counsel, accountants, and other professionals sufficient, in the judgment of such Borrower Party, to approve the Loan, the Loan Documents, and any transaction related to the closing of the Loan (including, without limitation, allocations of funds and the organizational structure of Borrower as each of the same relate to tax matters affecting such Borrower Party and the constituent direct and indirect owners of Borrower), and no Borrower Party is relying on Lender or any counsel or other professionals engaged by Lender with respect thereto.

(d)       Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property is subject.

(e)       By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)       Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 15.13     Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.

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Section 15.14     Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 15.15     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 15.16     Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 15.17     Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

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Section 15.18     Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 15.19     Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided, however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, that, the failure to give such notice shall not affect the validity of such set-off and application.

Section 15.20     Certain Additional Rights of Lender (VCOC).

(a)       Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(i)       the right to consult with and advise Borrower's management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(ii)       the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(iii)       the right, in accordance with the terms of this Agreement, including, without limitation, Section 4.12 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder's equity and cash flow, a management report and schedules of outstanding indebtedness; and

(iv)       the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

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(b)       The rights described above in this Section 15.20 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

ARTICLE 16

REFINANCING OF LOAN

Section 16.1     Refinancing Loan. Borrower shall not obtain or enter into any agreement or letter of intent to obtain any financing to refinance, directly or indirectly, all or any portion of the Loan (a “Refinancing Loan”), whether by way of a mortgage loan, credit facility, mortgage repurchase facility or otherwise, or any commitment for a Refinancing Loan (a “Refinancing Loan Commitment”), unless and until Borrower shall have complied with this Article 16. Except as expressly provided in Section 16.3(c), this Article 16 shall apply each and every time Borrower seeks a Refinancing Loan or Refinancing Loan Commitment until the Debt has been paid in full in accordance with the terms and conditions of the Loan Documents. For purposes of this Article 16, the term “Lender” shall mean the initially-named Lender hereunder, and shall also include any Affiliate thereof.

Section 16.2     Right of First Offer. If at any time during the term Borrower shall desire to obtain a Refinancing Loan, Borrower shall so notify Lender. Lender shall have seven (7) Business Days from the receipt of such notice to provide a proposal to Borrower containing the material terms on which Lender would be willing to make a Refinancing Loan. Borrower may either accept or reject such proposal in its sole discretion, provided, however, that if Borrower shall reject such proposal, Borrower shall not obtain a Refinancing Loan from another lender without first complying with the provisions of Section 16.3 hereof in connection with therewith.

Section 16.3     Right of First Refusal.

(a)       So long as Borrower has complied with the provisions of Section 16.2 hereof no more than sixty (60) days earlier, Borrower may give Lender a written notice (a “Refinancing Notice”) setting forth a description in reasonable detail of any proposal by another Person to provide a Refinancing Loan, including a copy of any term sheet, draft commitment letter and/or draft agreements for any such proposed transaction to the extent permitted by applicable confidentiality requirements. The Refinancing Notice shall be delivered within five (5) Business Days following Borrower’s and such Person’s agreement with respect to the terms of the proposed Refinancing Loan. Borrower shall not enter into a binding agreement with respect to a Refinancing Loan prior to giving the Refinancing Notice in compliance with this Section 16.3(a) or, after the Refinancing Notice is so given, until such time as the Refinancing Notice is deemed expired pursuant to Section 16.3(c).

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(b)       During the ten (10) calendar day period commencing on the date Lender receives a Refinancing Notice, Lender shall have the option (but not the obligation) to elect to provide financing for Borrower on terms which shall match the material terms of the proposed Refinancing Loan (“Lender’s Proposed Refinancing”) by giving Borrower written notice (the “Lender’s Refinancing Exercise Notice”) of such election; provided, however, that the non-material terms of Lender’s Proposed Refinancing may differ from the non-material terms of such proposed Refinancing Loan. Upon Lender giving the Lender’s Refinancing Exercise Notice, Borrower and Lender shall negotiate in good faith the non-material terms of Lender’s Proposed Refinancing, and Borrower shall take all action reasonably required by it or its agents to consummate a financing with Lender on the terms of the Lender’s Proposed Refinancing, or such other terms as Borrower and Lender may agree. For the purposes of this Section 16.3, “material” terms shall include interest rate, term of the facility, principal amount of the facility, recourse, if any, to Borrower, amortization, collateral, advance rate, points and other fees.

(c)       If (i) Lender fails to give the Lender’s Refinancing Exercise Notice during such ten (10) calendar day period, or (ii) Lender gives the Lender’s Refinancing Exercise Notice during such ten (10) calendar day period but Lender and Borrower shall fail to consummate Lender’s Proposed Refinancing within sixty (60) days (or such longer period as is agreed to by Lender and Borrower) after the giving of the Lender’s Refinancing Exercise Notice (other than by reason of Borrower failing to perform any of its obligations under Section 16.3(b)), the Refinancing Notice shall be deemed expired and of no further force and effect, and Borrower may thereafter proceed with the proposed Refinancing Loan with the Person referred to in such Refinancing Notice upon the terms disclosed therein. If Borrower shall fail to consummate such proposed Refinancing Loan in accordance with the terms thereof and such Refinancing Notice, Borrower’s obligations to comply with the provisions of this Article 16 shall be reinstated with respect to such Refinancing Loan and any other proposed Refinancing Loan. If Lender shall willfully fail to close Lender’s Proposed Refinancing after providing the Lender’s Refinancing Exercise Notice (provided any such failure to close was not occasioned by Borrower’s default under any term sheet or other documents executed by Borrower and Lender in connection with such Lender’s Proposed Refinancing, and provided further that no Event of Default hereunder has occurred), the rights of Lender under this Article 16 shall terminate and become void and of no further force and effect.

(d)       Except as expressly set forth herein, neither Lender’s failure to give a Lender’s Refinancing Exercise Notice nor Lender’s failure to consummate any Lender’s Proposed Refinancing shall in any manner terminate or limit Borrower’s obligations under this Article 16.

Section 16.4     Lender Not Liable. Lender shall not be liable in any manner whatsoever for (i) failure to deliver any notice or documents specified in this Article 16 or (ii) its failure to continue to consider whether or not it will commit to extend any Refinancing Loan or issue any Refinancing Loan Commitment.

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BORROWER:

MDR GREENSBORO, LLC
a Delaware limited liability company

By:	MEDALIST DIVERSIFIED HOLDINGS, L.P.,
A Delaware limited partnership
Its: Sole Owner

By:	MEDALIST DIVERSIFIED REIT, INC.
a Maryland corporation
Its: General Partner

By:	/s/William R. Elliot
Name: William R. Elliot
Its: Co-President

[Signatures continue on next page]

BORROWERS:

BORROWER:

PMI GREENSBORO, LLC,
a Delaware limited liability company

By:	Peter Mueller, Inc.
a Virginia corporation
Its: Manager (and sole member)

By:	/s/ Kurt A. Schirm
Name: Kurt A. Schirm
Title: President

[Signatures continue on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

[Signature pages sent separately]

LENDER:

[Signature pages sent separately]

EXHIBIT A

ORGANIZATIONAL CHART

(attached hereto)

A-1

EXHIBIT B

IMMEDIATE REPAIRS

None.

B-1

EXHIBIT C

SPECIAL PURPOSE ENTITY REQUIREMENTS

Each SPE Party covenants and agrees that:

(a)          Such SPE Party has not and will not:

(i)       engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)       acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii)       incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) unsecured trade payables and operational debt not evidenced by a note and incurred in the ordinary course of business with trade creditors, provided any indebtedness incurred pursuant to subclause (B) shall be not more than sixty (60) days past due, and/or (C) Permitted Equipment Leases; provided, however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt multiplied by the TIC Percentage with respect to the applicable Borrower, and the aggregate amount of such indebtedness of all SPE Parties shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(iv)       commingle its funds or assets with the funds or assets of any other Person, or maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(v)       use the stationery, invoices or checks of any other Person as its own or fail to allocate shared expenses (including, without limitation, shared office space);

(vi)       fail to maintain a sufficient number of employees in light of its contemplated business operations or fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds (in each case to the extent there exists sufficient cash flow from the Property to do so, and provided that the foregoing shall not require any direct or indirect member, partner or shareholder of an SPE Party to make any additional capital contributions to such SPE Party);

(vii)       fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) correct any known misunderstanding regarding its separate identity or (C) hold its assets and conduct its business solely in its own name;

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(viii)       fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent and, if required by Lender, a Rating Agency Confirmation are first obtained);

(ix)       merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(x)        have any obligation to indemnify any of its officers, directors, managers, members, shareholders or partners, as the case may be, unless such obligation is fully subordinated to the Debt and will only constitute a claim against the SPE Party and be paid by the SPE Party on a monthly basis, in each case, to the extent that such SPE Party’s monthly cash flow exceeds any amounts due and payable by Borrower pursuant to the Loan Documents for the applicable month (including, without limitation, deposits to the Reserve Accounts and Operating Expenses) after such cash flow is applied in the order set forth in Section 8.3 hereof;

(xi)        own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in Borrower);

(xii)       fail to file its own tax returns (to the extent the SPE Party is required to file any such tax returns pursuant to applicable Legal Requirements) or file a consolidated federal income tax return with any other Person;

(xiii)       fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates). The SPE Party’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that an SPE Party’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the SPE Party and such Affiliates and to indicate that he SPE Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on the SPE Party’s own separate balance sheet. The SPE Party has maintained and will maintain its books, records, resolutions and agreements as official records;

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(xiv)       enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(xv)       except as provided in the Loan Documents, assume or guaranty or otherwise become obligated for the debts of any other Person, hold itself out to be responsible for, or have its credit available to satisfy the debts or obligations of, any other Person, or otherwise pledge its assets for the benefit of any other Person;

(xvi)       except as provided in the Loan Documents, have any of its obligations guaranteed by any Affiliate;

(xvii)       make any loans or advances to any Person;

(xviii)      fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so, and provided that the foregoing shall not require any direct or indirect member, partner or shareholder of an SPE Party to make any additional capital contributions to the SPE Party);

(xix)       fail to consider the interests of the SPE Party’s creditors in connection with all company actions;

(xx)       without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, and the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Director (as defined below), regardless of whether such Independent Director is engaged at the SPE Party or SPE Component Entity level, (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (B) seek or consent to the appointment of a receiver, liquidator or any similar official, (C) take any action that might cause such entity to become insolvent, (D) make an assignment for the benefit of creditors or (E) take any Material Action with respect to any SPE Party or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of the SPE Party or any SPE Component Entity or any board of directors or managers (as applicable) of the SPE Party or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, at least one (1) Independent Director is then serving in such capacity in accordance with the terms of the applicable organizational documents and such Independent Director has consented to such foregoing action);

(xxi)       acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xxii)       permit any Affiliate or constituent party independent access to its bank accounts;

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(xxiii)       identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

(xxiv)       conduct its business and activities in such a way as to cause any of the assumptions made with respect to any SPE Party and its principals in any Non-Consolidation Opinion or in any New Non-Consolidation Opinion to be violated.

(b)       If an SPE Party is a partnership or limited liability company (other than a Springing Member LLC), each general partner (in the case of a partnership) and managing member (in the case of a limited liability company) of the SPE Party, shall be a corporation or a Springing Member LLC (each an “SPE Component Entity”) whose sole asset is its interest in the SPE Party. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in clauses (a)(iv) - (xxiv) of this Exhibit C and, if such SPE Component Entity is a Springing Member LLC, clauses (c) and (d) of this Exhibit C, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in the SPE Party; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in the SPE Party; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in the SPE Party; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause the SPE Party to comply with the provisions of this Exhibit C.

(c)       In the event any SPE Party Borrower or the SPE Component Entity is a Springing Member LLC, the limited liability company agreement of the SPE Party or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of the SPE Party or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of the SPE Party or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in the SPE Party or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of the SPE Party or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of the SPE Party or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of the SPE Party or the SPE Component Entity (as applicable) automatically be admitted to the SPE Party or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue the SPE Party or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from the SPE Party or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to the SPE Party or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of the SPE Component Entity or the SPE Party (as applicable) in accordance with clauses (e) and (f) below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of the SPE Party or the SPE Component Entity (as applicable) upon the admission to the SPE Party or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of the SPE Party or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of the SPE Party or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of the SPE Party or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to the SPE Party or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in the SPE Party or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind the SPE Party or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the SPE Party or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of the SPE Party or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to the SPE Party or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to the SPE Party or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of the SPE Party or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of the SPE Party or the SPE Component Entity (as applicable).

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(d)       The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of the SPE Party or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in the SPE Party or the SPE Component Entity (as applicable) agree in writing (A) to continue the SPE Party or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the SPE Party or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in the SPE Party or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of the SPE Party or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of the SPE Party or the SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve the SPE Party or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of the SPE Party or the SPE Component Entity (as applicable).

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(e)       The organizational documents of each SPE Party (to the extent such SPE Party is a corporation or a Springing Member LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed independent director or manager of such entity (each, an “Independent Director”) who shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, the SPE Party or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, the SPE Party or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by the SPE Party in connection with, in each case, an Acceptable ID Provider (defined below).

(f)       The organizational documents of each SPE Party and the SPE Component Entity shall further provide that (I) the board of directors or managers of the SPE Party and the SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in clause (a)(xx) of this Exhibit C or any other action which, under the terms of any organizational documents of the SPE Party or the SPE Component Entity, requires the vote of the Independent Director unless, in each case, at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof and such Independent Director votes in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and the SPE Party and any SPE Component Entity (including the SPE Party and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in the SPE Party’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and the SPE Party and any SPE Component Entity (including the SPE Party’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in the SPE Party or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, the SPE Party and SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, the SPE Party or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of the SPE Party or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18 1101(e) of the Act, an Independent Director shall not be liable to the SPE Party, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

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(g)       Notwithstanding the foregoing, no Independent Director of any SPE Party or any SPE Component Entity may also serve as an independent director of Mezzanine Borrower or any special purpose component entity of Mezzanine Borrower.

“Acceptable ID Provider” shall mean (i) any of the following unless any of the same are ever disapproved by the Rating Agencies: CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation and (ii) any other national provider of Independent Directors that is approved in writing by Lender and the Rating Agencies.

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EXHIBIT D

DESCRIPTION OF REA’S

Collectively, that certain Declaration of Protective Covenants, dated November 18, 1987, by and between NCNB National Bank of North Carolina, as Trustee for the NCNB Real Estate Fund, now Nationsbank of North Carolina, Scott L. Gwyn, and Brookhollow of North Carolina, Inc., which was recorded on November 19, 1987 in Book 3628, Page 0035, Guilford County, North Carolina, as amended in The First Amendment to Declaration of Protective Covenants recorded February 28, 20111, Book 3721, Page 1471; and Second Amendment to Declaration of Protective Covenants recorded June 9, 1989, Book 3741, Page 878; and Third Amendment to Declaration of Protective Covenants recorded June 9, 1989, Book 3741, Page 888; and Supplementary Declaration of Protective Covenants recorded December 2, 1994, Book 4262, Page 1986; and Fifth Amendment to Declaration of Protective Covenants recorded April 20, 1995, recorded April 20, 1995 in Book 4297, Page 1309; and as affected by the Declaration of Covenants, Conditions and Restrictions by Scott L. Gwyn and the Idlewild/Deep River Property Owner Association and by Agreement with Respect to Declaration of Restrictive Covenants by and among, Scott L. Gwyn, Volvo GM Heavy Truck Corporation and Greensboro Hospitality, LLC, as the same may be further amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

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EXHIBIT E

INTENTIONALLY OMITTED

E-1

EXHIBIT F

SCHEDULED PIP

(attached hereto)

[TBD]

F-1

EXHIBIT G

EQUIPMENT LEASES

(attached hereto)

None

G-1